Exhibit 2.1

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 21, 2009 by and among (a) REVAL.COM, INC., a Delaware corporation (the “Purchaser”), (b) FXPRESS CORPORATION, a Pennsylvania corporation (the “Company”), and (c) Robert L. Richardson, Gary J. Goldberg, and Jo Stevens (collectively, the “Stockholders”). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

RECITALS

A. The Stockholders are, collectively, the record and beneficial owners of 100 shares of Common Stock (the “Shares”) representing all of the issued and outstanding equity interests of the Company.

B. The Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholders, all of the shares of capital stock of the Company upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing, each of the Stockholders hereby irrevocably sells, transfers and assigns to the Purchaser, and the Purchaser hereby purchases from such Stockholder, the number and type of Shares set forth next to such Stockholder’s name on Schedule 1.1, in each case free and clear of all Liens.

1.2 Purchase Price.

(a) Certain Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Convention” shall mean the current accounting practices of the Company, applying the same accounting principles, policies, practices, procedures, classifications and judgment and estimated methodologies used in the June 30, 2009 internal unaudited financial statements attached hereto as Exhibit 1.2(a) as described on Section 1.2(a) of the Disclosure Schedule, in each case consistently applied.

“Closing Net Working Capital” shall mean the Net Working Capital of the Company, determined as of the Closing Date.

“Company Transaction Expenses” shall mean the aggregate amount required to pay in full on the Closing Date all unpaid Transaction Expenses.

“Debt Amount” shall mean the aggregate amount required to discharge in full on the Closing Date the Indebtedness of the Company (other than up to $40,000 in Indebtedness represented by the Company’s capital lease obligations to Dell Computers as set forth on Section 2.10(c) of the Disclosure Schedule).

“Indebtedness” of any Person shall mean, without duplication: (i) any indebtedness for borrowed money or issued in substitution of or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security and any contingent reimbursement obligation with respect to any letter of credit, (iii) any indebtedness for borrowed money guaranteed in any manner by the Company (including guarantees in the form of an agreement to repurchase or reimburse) and any other indebtedness for which the Company is indirectly liable as guarantor, surety or otherwise, (iv) any obligations under capitalized leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss, and (v) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (iv) of this definition.

“Transaction Expenses” shall mean all fees, costs, expenses, payments, expenditures or Liabilities of the Company, whether incurred prior to the date of the Agreement, and whether or not invoiced prior to the Closing Date, that relate to this Agreement, any of the transactions contemplated by this Agreement, including any fees, costs or expenses payable to the Company’s outside legal counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with the Agreement, any of the transactions contemplated by the Agreement or the process resulting in such transactions.

“Net Working Capital” shall mean (a) the current assets of the Company (including but not limited to cash, accounts receivable, prepaid expenses and other current assets) determined on a consolidated basis in accordance with the Accounting Convention, minus (b) the current liabilities of the Company (including but not limited to accounts payable, accrued expenses, 401(k) contributions and accrued payroll (but excluding deferred revenue, accrued vacation and any items constituting the Debt Amount or Transaction Expenses)) determined on a consolidated basis in accordance with the Accounting Convention. For the avoidance of doubt, the calculation of Net Working Capital shall be determined in accordance with the sample calculation of Net Working Capital attached hereto as Annex 1.

“Net Working Capital Threshold – High” shall mean a Closing Net Working Capital of $1,323,820.00.

“Net Working Capital Threshold – Low” shall mean a Closing Net Working Capital of $1,000,000.00.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(b) Calculation of the Total Purchase Price. The total purchase price payable in consideration of the purchase and sale of all of the Shares shall be an amount equal to Thirteen Million Dollars ($13,000,000.00) in cash (the “Unadjusted Enterprise Value”) as adjusted by the Purchase Price adjustments in accordance with Section 1.2(d) (such adjusted amount is referred to herein as the “Total Purchase Price”).

(c) Payment of Amounts into Escrow. Of the Total Purchase Price, One Million Three Hundred Thousand Dollars $1,300,000.00 (the “Escrow Amount”) shall be deposited by the Purchaser at the Closing, by wire transfer of immediately available funds, into escrow pursuant to the terms of the Escrow Agreement for the period commencing on the Closing Date and ending (12) months thereafter (the “Escrow Period”) for the purpose of satisfying indemnification claims pursuant to Article 6 hereof. The Stockholders shall share in the Escrow Amount, and shall be deemed to have contributed to the Escrow Amount, based on their respective Pro Rata Portions. As used herein, the term “Pro Rata Portion” shall mean, with respect to each of Robert L. Richardson and Gary J. Goldberg, [ * ]%, and with respect to Jo Stevens, [ * ]%.

(d) Adjustments. To determine the Total Purchase Price, the Unadjusted Enterprise Value shall be subject to an estimated adjustment at the Closing and a final post-closing adjustment as follows:

(i) Estimated Adjustments Amount at Closing; Estimated Purchase Price. Not later than one (1) Business Day prior to the Closing, the Stockholders shall cause the Company to prepare and deliver to Purchaser a statement signed by the chief executive officer and chief financial officer of the Company (the “Closing Statement”) calculating the Company’s good faith estimate of (1) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), together with wire transfer instructions for payment of the Estimated Company Transaction Expenses at Closing (if applicable), (2)the current portion of the Debt Amount (the “Estimated Debt Amount”), together with wire transfer instructions for payment of the Estimated Debt Amount at Closing (if applicable), and (3)the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the amount, if any, by which the Estimated Closing Net Working Capital is less than the Net Working Capital Threshold – Low or greater than the Estimated Net Working Capital Threshold – High (in either case, the amount of such shortfall or excess, the “Estimated Closing Net Working Capital Adjustment”) (together with supporting documentation used by the Company in calculating and preparing the Closing Statement and such other documentation as Purchaser shall reasonably request), which statement shall be prepared in accordance with the Accounting Convention consistently applied. The sum of the Estimated Company Transaction Expenses, the Estimated Debt Amount and the Estimated Closing Net Working Capital Adjustment shall be referred to as the “Estimated Adjustments Amount.” The Unadjusted Enterprise Value shall be: (1) reduced, at the Closing, by the Estimated Debt Amount; (2) reduced, at the Closing, by the Estimated Company Transaction Expenses; (3) reduced, at the Closing, by the Estimated Closing Net Working Capital Adjustment, if the Closing Net Working Capital is less than the Net Working Capital Threshold – Low; and (4) increased, at the Closing, by the Estimated Closing Net Working Capital Adjustment, if the Closing Net Working Capital is greater than the Net Working Capital Threshold – High. The Unadjusted Enterprise Value, as so increased or reduced, is sometimes referred to herein as the “Estimated Purchase Price” and shall be subject to further increase or reduction as set forth in Section 1.2(d)(iii) below.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(ii) Post-Closing Statement. Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Stockholders’ Agent, with a copy to the Stockholders not acting as the Stockholders’ Agent (which shall not be required to constitute notice), a statement (the “Post-Closing Statement”) calculating (i) the Closing Net Working Capital, and (ii) the Debt Amount, (iii) the Company Transaction Expenses, each as determined by Purchaser in good faith. Unless the Stockholders’ Agent delivers the Dispute Notice within sixty (60) days after receipt of the Post-Closing Statement, such Post-Closing Statement shall be deemed the “Final Closing Statement,” shall be binding upon all parties, and shall not be subject to dispute or review. If the Stockholders’ Agent, acting in good faith, disagrees with the Post-Closing Statement, the Stockholders’ Agent may, within sixty (60) days after receipt thereof, notify the Purchaser in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Post-Closing Statement. Purchaser shall make available to Stockholders’ Agent and his accountants and other representatives, at reasonable times, upon reasonable notice (and copies thereof at Stockholders’ sole cost and expense) at any time during (A) the review by Stockholders of the Post-Closing Statement and (B) during the pendency of any dispute under this clause (ii) the back-up materials used in preparing the Post-Closing Statement (which may include work papers, but only to the extent Purchaser has the right to disclose such work papers), in both electronic and physical form. The Stockholders and Purchaser shall first use commercially reasonable efforts to resolve such dispute between themselves and, if they are able to resolve such dispute, the Post-Closing Statement shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Statement” and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the Stockholders’ Agent and Purchaser are unable to resolve the dispute, however, within fifteen (15) days after receipt by the Purchaser of the Dispute Notice, the parties shall submit the dispute to an accounting firm mutually agreeable to Purchaser and the Stockholders’ Agent (the “Accounting Referee”). Purchaser shall make available to the Accounting Referee and its representatives at reasonable times, upon reasonable notice (and copies thereof) the back-up materials used in preparing the Post-Closing Statement, which may include work papers (but only to the extent Purchaser has the right to disclose such work papers). The Stockholders’ Agent and his representatives shall have the right to meet with the Accounting Referee to present his position. The Accounting Referee shall act as an expert and not arbiter and shall determine only those items and the amount in dispute on the Post-Closing Statement. Promptly, but no later than thirty (30) days after engagement, the Accounting Referee shall deliver a written report to the Stockholders’ Agent and Purchaser as to the resolution of the disputed items and the resulting calculation of the Closing Net Working Capital, Company Transaction Expenses and Debt Amount, provided, however that (X) the Closing Net Working Capital as determined by the Accounting Referee shall be not less than the Closing Net Working Capital as set forth in the Post-Closing Statement and not greater than the Closing Net Working Capital as set forth in the Dispute Notice; (Y) the Company Transaction Expenses as determined by the Accounting Referee shall not be greater than the Company Transaction Expenses as set forth in the Post-Closing Statement and not less than the Company Transaction Expenses as set forth in the Dispute Notice and (Z) the Debt Amount as determined by the Accounting Referee shall be not greater than the Debt Amount as set forth in the Post-Closing Statement and not less

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

than the Debt Amount as set forth in the Dispute Notice. The Post-Closing Statement as determined by the Accounting Referee shall be deemed the “Final Closing Statement,” shall be conclusive and binding upon all parties and shall not be subject to dispute or review. The fees and expenses of only the Accounting Referee in connection with the resolution of disputes pursuant to this Section 1.2(d)(ii) shall be shared equally by the Stockholders (by deducting such fees from the Escrow Amount), on the one hand, and Purchaser, on the other hand. Except as otherwise set forth under this clause (ii), each party shall be responsible for paying all of the fees and expenses it incurs in connection with the resolution of a dispute under this clause (ii). The Closing Net Working Capital set forth on the Final Closing Statement shall hereinafter be referred to as the “Final Net Working Capital,” the Debt Amount set forth on the Final Closing Statement shall hereinafter be referred to as the “Final Debt Amount,” and the Company Transaction Expenses set forth on the Final Closing Statement shall hereinafter be referred to as the “Final Company Transaction Expenses.” For the avoidance of doubt, any post-closing adjustment with respect to the Final Net Working Capital, Final Company Transaction Expenses and Final Debt Amount shall be without duplication with respect to the adjustments for Estimated Net Working Capital, Estimated Company Transaction Expenses and the Estimated Debt Amount under Section 1.2(d)(i).

(iii) Post-Closing Adjustments Amount. The Estimated Purchase Price shall be further adjusted after the Closing as follows:

(1) If the Final Net Working Capital exceeds the greater of (A) the Estimated Net Working Capital and (B) the Net Working Capital Threshold – High, then the Total Purchase Price shall be increased by the amount of such excess (the “Net Working Capital Surplus”);

(2) If the Final Closing Net Working Capital is less than the lower of (A) the Estimated Net Working Capital and (B) the Net Working Capital Threshold – Low, then the Total Purchase Price shall be decreased by the amount of such shortfall (the “Net Working Capital Deficiency”);

(3) If the Estimated Company Transaction Expenses are less than the Final Company Transaction Expenses, then the Total Purchase Price shall be reduced by the amount of such shortfall (the “Company Transaction Expenses Deficiency”). If the Estimated Company Transaction Expenses are greater than the Final Company Transaction Expenses, then the Company Transaction Expenses Deficiency is $0.

(4) If the Estimated Debt Amount is less than the Final Debt Amount, then the Total Purchase Price shall be reduced by the amount of such shortfall (the “Debt Amount Deficiency”). If the Estimated Debt Amount is greater than the Final Debt Amount, then the Debt Amount Deficiency is $0.

As used herein, the “Post-Closing Adjustments Amount” means the amount equal to (i) the Net Working Capital Surplus, if any, minus (ii) the Net Working Capital Deficiency, if any, minus (iii) the Company Transaction Expenses Deficiency, if any, minus (iv) the Debt Amount Deficiency, if any.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(iv) Final Adjustment Amount.

(1) If the Post-Closing Adjustments Amount is a negative number, then within two (2) Business Days following determination of the Post-Closing Adjustments Amount in accordance with this Section 1.2(d), each Stockholder shall pay to Purchaser such Stockholder’s Pro Rata Share of the Post-Closing Adjustments Amount in cash by wire transfer of immediately available funds; provided, however, that such payment obligation shall be first satisfied from the Escrow Amount and, in such event, the Stockholders shall instruct the Escrow Agent, in writing, to deliver all of the Post-Closing Adjustments Amount to Purchaser from the Escrow Amount.

(2) If the Post-Closing Adjustments Amount is a positive number, then within two (2) Business Days following determination of the Post-Closing Adjustments Amount in accordance with this Section 1.2(d), the Purchaser shall pay to each Stockholder such Stockholder’s Pro Rata Share of the Post-Closing Adjustments Amount in cash by wire transfer of immediately available funds.

If any payment required under this Section 1.2(d) is not made in full within such two (2) Business Day period, such payment will thereafter bear simple interest at the rate of 12% per annum. The total increase or reduction in the Total Purchase Price resulting from the Estimated Adjustments Amount and the Post-Closing Adjustment Amount is referred to herein as the “Final Adjustment Amount.”

(e) Allocation and Payment. The Total Purchase Price shall be allocated to each Stockholder based on such Stockholder’s Pro Rata Portion. At the Closing, the Purchaser shall pay to each Stockholder, such Stockholder’s Pro Rata Portion of the Estimated Purchase Price less such Stockholder’s Pro Rata Portion of the Escrow Amount (as to each Stockholder, the “Closing Payment”).

1.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof at the offices of Cooley Godward Kronish LLP, unless another place or time is agreed to in writing by the Purchaser and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.” The Closing shall take place by delivery via facsimile or email transmission (with originals sent via overnight courier service) of the documents to be delivered at the Closing and wire transfer of the payments to be made in accordance with this Agreement, or in such other manner as the parties hereto may mutually agree in writing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

1.4 Deliveries at Closing.

(a) Deliveries of the Company and the Stockholders. In addition to the taking of such other actions as may be provided for in this Agreement, at the Closing:

(i) Each Stockholder shall deliver, or shall cause to be delivered, to the Purchaser the certificates representing the Shares to be sold by such Stockholder, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer (the “Stock Power”).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(ii) Robert L. Richardson shall execute and deliver to the Purchaser an Employment Agreement in substantially the form of Exhibit D.

(iii) Gary J. Goldberg shall execute and deliver to the Purchaser a Consulting Agreement in substantially the form of Exhibit E.

(iv) Each of the Stockholders, Robert L. Richardson and Gary J. Goldberg shall resign from his position as a director and officer of the Company.

(v) The Purchaser, Stockholders’ Agent and Escrow Agent shall execute the Escrow Agreement in substantially the form of Exhibit F.

(vi) The Company shall cause the opinion of Schnader Harrison Segal & Lewis LLP, dated the Closing Date, to be delivered to the Purchaser in substantially the form of Exhibit G.

(vii) The Stockholders shall cause the Company to deliver to the Purchaser evidence of the release, discharge or termination of all Liens on the Company’s assets, including without limitation evidence of the termination and removal of all UCC-1 financing statements and the discharge of all monetary Liens.

(viii) The Stockholders shall cause the Company to deliver to the Purchaser the Required Consents.

(ix) The Stockholders shall cause the Company to deliver to the Purchaser all invoices and such other supporting documentation as is reasonably necessary for the parties to determine and verify the Company Transaction Expenses.

(x) The Stockholders shall cause the Company to deliver to the Purchaser pay off letters in respect of Indebtedness to be repaid as of the closing and all invoices and such other supporting documentation as is reasonably necessary for the Purchaser to determine and verify that the Debt Amount has been paid off prior to Closing.

(xi) Each Stockholder shall execute and deliver a general release of claims against the Company in a form acceptable to Purchaser and such Stockholder (a “Release”).

(xii) Each of Robert Richardson and Gary Goldberg shall have executed an Intellectual Property Assignment Agreement in a form acceptable to Purchaser (an “Intellectual Property Assignment”).

(xiii) The Company and the Stockholders shall deliver to the Purchaser such other certificates, instruments and agreements that Purchaser may reasonably request in connection with the consummation of the transactions contemplated hereby.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(b) Deliveries of the Purchaser. In addition to the taking of such other actions as may be provided for in this Agreement, at the Closing:

(i) The Purchaser shall make the Closing Payment to each Stockholder.

(ii) The Purchaser shall deliver to the Company such other certificates, instruments and agreements that the Company may reasonably request in connection with the consummation of the transactions contemplated hereby; and

(iii) The Purchaser shall cause the Company to deliver a waiver letter in substantially the form of Exhibit H with respect to the representation of the Stockholders by Schnader Harrison Segal & Lewis LLP after the Closing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF

THE CONTROLLING STOCKHOLDERS

Subject to the limitations contained in this Agreement, the Controlling Stockholders hereby, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Article 2 are true and correct on the date hereof, except as expressly set forth on the Disclosure Schedule attached hereto as Exhibit C (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in numbered sections corresponding to the sections contained in this Article 2 and any information disclosed therein under any section of the Disclosure Schedule shall be deemed disclosed and incorporated into any other section of the Disclosure Schedule as and to the extent that it is reasonably apparent on the face of the disclosure contained therein that such deemed disclosure and incorporation would be appropriate.

2.1 Existence; Power and Authority. The Company is a corporation validly existing and presently subsisting under the laws of Pennsylvania. The Company is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. The Company has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or shall be a party, and to perform its obligations hereunder and thereunder. Set forth on Section 2.1 of the Disclosure Schedule is a complete list of all of the addresses at which the Company maintains offices, property or assets. The Company has heretofore delivered to the Purchaser true and complete copies of its articles of incorporation (the “Charter”), bylaws and other organizational documents as currently in effect.

2.2 Authorization; Execution. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate power and have been duly authorized by all necessary action on the part of the Company. Each of this Agreement and each Transaction Document to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid and binding

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.3 Subsidiaries. The Company does not own and has never otherwise owned, directly or indirectly or through nominees, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person or any Subsidiary, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

2.4 Capitalization.

(a) The capitalization of the Company consists of (i) 100 shares of Common Stock, of which 100 shares are issued and outstanding. Except for the Shares, there are no outstanding (i) equity securities of the Company, (ii) any other outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or any other Person (contingently or otherwise) to issue, sell or otherwise cause to become outstanding any shares of capital stock or other equity interest in the Company or (iii) any securities convertible into or exchangeable for any such shares or equity interests. There are no outstanding contractual obligations (contingent or otherwise) of the Company to repurchase, redeem or otherwise acquire any equity securities. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. The Stockholders are the only stockholders of the Company and each has good and marketable title to the Shares listed opposite his, her or its name on Schedule 1.1 free and clear of all Liens.

(b) There are no declared or accrued unpaid dividends with respect to any shares of the Company’s capital stock.

(c) The Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(d) Except as set forth on Section 2.4(d) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company, or any of the Stockholders are a party, or by which any such Person is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any capital stock of the Company or obligating the Company to grant or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(e) There are no (i) voting trusts, proxies, shareholders’ agreements or other agreements or understandings with respect to the voting stock of the Company to which the Company, or any of the Stockholders is a party, by which any such Person is bound, or of which any such Person has knowledge, or (ii) agreements or understandings to which the Company, or any of the Stockholders is a party, by which any such Person is bound, or of which any such

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Person has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company capital stock, or any other investor rights, including, without limitation, rights of participation (i.e., pre-emptive rights), co-sale, voting, first refusal, board observation, visitation or information or operational covenants.

2.5 Governmental Authorization; Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party require no action by or in respect of, or filing with, any Governmental Body.

(b) No consent, approval, waiver or other action by any Person under any Contract, indenture or other document to which the Company is a party or is bound is required or necessary for the execution, delivery and performance by the Company of this Agreement and each Transaction Document to which the Company is a party, or for the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals and waivers that, if not obtained, would not in the aggregate result in a Liability in excess of $50,000 and except for such consents, approvals and waivers as have been obtained prior to the Closing and are set forth in Section 2.5(b) of the Disclosure Schedule (each a “Required Consent” and collectively, the “Required Consents”). All of the Required Consents have been duly and validly obtained, are in full force and effect, have not been withdrawn, and are enforceable in accordance with their terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.6 Non-Contravention. Neither the execution and the delivery of this Agreement and the Transaction Documents to which the Company is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any Legal Requirement to which the Company is subject; (b) contravene any provision of any of the organizational documents of the Company; (c) except as set forth on Section 2.6 of the Disclosure Schedule, with or without the giving of notice or the lapse of time or both, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contract to which the Company is a party or by which it is bound or to which the Company’s assets are subject; or (d) result in the creation or imposition of any Lien on the Business or any of the Company’s assets except for any such violations referred to in clause (a) and for any such conflicts and other events referred to in clause (c), that would not either (X) result in an individual Liability in excess of $25,000 or (Y) in the aggregate result in a Liability in excess of $50,000.

2.7 Financial Statements.

(a) The Company has heretofore furnished the Purchaser with true and accurate copies of (i) the unaudited balance sheet of the Company as of June 30, 2009 (the “Most Recent Balance Sheet”) and the related unaudited profit and loss report and statement of cash flows for the period ended June 30, 2009 (collectively, the “Interim Financial Statements”); (ii) the unaudited balance sheets of the Company as of March 31, 2009, and the related unaudited

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

profit and loss report and statement of cash flows for the fiscal year then ended (collectively, the “Year-End Financial Statements” and together with the Interim Financial Statements, the “Financial Statements”). The Financial Statements, copies of which are attached hereto as Section 2.7(a) of the Disclosure Schedule, are accurate and complete in all material respects and have been prepared in accordance with the Accounting Convention consistently followed throughout the periods indicated, except for the absence of footnotes in the case of the Financial Statements. The Financial Statements present fairly the financial position of the Company as of their respective dates, of operations and cash flows for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments, which were not material in amount or significance.

(b) The Company has in place systems and processes that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). Since January 1, 2004, to the Controlling Stockholders’ knowledge, no current employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements, which complaint, allegation, assertion or claim in the aggregate would have a Material Adverse Effect on the Company. To the Controlling Stockholders’ knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements.

(c) Except as set forth on Section 2.7(c) of the Disclosure Schedule, the accounts receivable of the Company, except to the extent of the allowance for doubtful accounts set forth in the Financial Statements, are bona fide receivables, arose out of arms’ length transactions in the normal and usual practices of the Company, are recorded correctly on the books and records of the Company, and, are to the knowledge of the Company collectible in full in the ordinary course of business within 90 days of the Closing Date. To the Company’s knowledge, except as set forth on Section 2.7(c) of the Disclosure Schedule, such receivables are not subject to any defense, counterclaim or setoff or discounts or credits not reflected in the Financial Statements, and (i) no facts or circumstances exist which would cause any of such accounts receivable to have to be written down or written off in excess of the allowance for doubtful accounts set forth in the Financial Statements, and (ii) since the date of the Most Recent Balance Sheet, the Company has not discounted or sold such accounts receivable or any portion thereof.

2.8 No Undisclosed Liabilities. There are no Liabilities of the Company of any kind whatsoever, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, except (a) as disclosed in the Most Recent Balance Sheet or for Liabilities that would not in the aggregate exceed $50,000; (b) for Liabilities incurred in the ordinary course of business since the Most Recent Balance Sheet that would not in the aggregate result in greater than $50,000 in Damages; and (c) as set forth on Section 2.8 of the Disclosure Schedule.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

2.9 Absence of Certain Changes. Except as set forth on Section 2.9 of the Disclosure Schedule, since June 30, 2009, the Company has conducted its business in the ordinary course consistent with past practices, and the Company has not:

(a) suffered any material loss, or material interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

(b) sold or transferred any material portion of its assets or any material portion of the interests in such portion, except in the ordinary course of business;

(c) made any material change in the nature of its business or operations;

(d) incurred any material Liabilities other than in the ordinary course of business;

(e) made any capital expenditure or capital commitment in excess of $25,000 in any individual case or $100,000 in the aggregate;

(f) amended or changed the Company’s Charter or bylaws;

(g) created, incurred or assumed any Indebtedness or guaranteed any such Indebtedness except trade accounts payable incurred in the ordinary course of business consistent with past practices;

(h) changed its accounting methods, principles or practices;

(i) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock or other ownership interests or repurchased or redeemed or committed to repurchase or redeem any shares of capital stock or other ownership interests other than in the ordinary course of business consistent with past practices;

(j) released, compromised or canceled any debts owed to it or claims against others exceeding $25,000 individually for any one such debt or claim or $100,000 in the aggregate for all such debts or claims;

(k) delayed or postponed payment of accounts payable or other Liabilities outside the ordinary course of business consistent with past practices or obtained or attempted to obtain payment of any notes or accounts receivable owed to it prior to the due date thereof;

(l) entered into or modified any Contract with any of its directors, officers, employees, stockholders or affiliates;

(m) other than in the ordinary course of business consistent with past practice, changed the employment terms of, paid any bonus to, increased any salary or wages for or entered into any employment Contract with, any Person, or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement with, any of its directors, officers or employees;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(n) merged into, consolidated with, or sold a substantial part of its assets to any other Person, or permitted any other Person to be merged or consolidated with it;

(o) entered into, accelerated, terminated, modified or canceled any Contract of the type required to be disclosed pursuant to Section 2.13 or received notice that any other Person intends to accelerate, terminate, modify or cancel any such Contract;

(p) entered into any Contract to take any of the actions referred to in clauses (b) through (o); or

(q) suffered any adverse change with respect to its business or financial condition which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

2.10 Title To Assets; Properties.

(a) The Company owns, and has good and valid title to, all assets purported to be owned by it, including:

(i) All assets reflected on the Most Recent Balance Sheet.

(ii) All of Company’s rights under any Contract.

(iii) All other assets reflected in the Company’s books and records as being owned by the Company.

Except as set forth on Section 2.10(a) of the Disclosure Schedule, all of said assets are owned by the Company and are free and clear of any Lien.

(b) The Company does not own any real property. The Company leases or subleases all real property used in its business as now conducted and proposed to be conducted. Section 2.10(b) of the Disclosure Schedule describes all real property leased or subleased by the Company (the “Real Property”), specifying the name of the lessor or sublessor, the lease term and basic annual rent.

(c) Section 2.10(c) of the Disclosure Schedule describes all personal property leased or subleased by the Company, including but not limited to machinery, equipment, furniture, vehicles, and other trade fixtures and fixed assets, and any Liens thereon, specifying the name of the lessor or sublessor, the lease term and basic annual rent. All leases of personal property are valid, binding and enforceable (except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) in accordance with their respective terms, and there does not exist under any such lease any material breach by the Company or any event known to the Company that with notice or lapse of time or both, would constitute a material default.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

2.11 Taxes. Except as set forth on Section 2.11 of the Disclosure Schedule:

(a) The Company has in accordance with all applicable Legal Requirements filed all material Tax Returns which are required to be filed by it, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable by it (whether or not shown on any Tax Return). All such Tax Returns are correct and complete in all material respects and accurately reflect the liability for Taxes for the periods covered thereby. True and complete copies of all such Tax Returns from each of the six (6) tax years ending prior to the date of this Agreement have been delivered to the Purchaser. No claim has ever been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not received a request to file a Tax Return from a Governmental Body in a jurisdiction where it does not file Tax Returns.

(b) The Company has not agreed to, nor has the Company been requested to agree to, any extension or waiver of the statute of limitations applicable to any of its Tax Returns. The Company has not agreed to, nor has it been requested to agree to, any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. The Company has not failed to take any action that would have the effect of any such extensions or waivers.

(c) The Company is not a party to any Tax allocation, sharing or indemnification agreement.

(d) There are no Liens for unpaid Taxes on the assets of the Company.

(e) The Company has not received any notice of assessment or proposed or threatened assessment in connection with any Tax or a Tax Return, and to the Controlling Stockholders’ knowledge, there are no Tax examinations, Tax claims or Tax actions currently pending, asserted or threatened.

(f) The Company has withheld and collected all Taxes required to have been withheld and collected and has paid over to the proper Taxing Authority all such Taxes in a timely manner.

(g) The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(h) The unpaid Taxes of the Company did not, as of the date of the Most Recent Balance Sheet, exceed by any material amount the aggregate reserves or accruals for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet, and the unpaid Taxes of the Company will not, as of the Closing Date, exceed by any material amount the aggregate reserves or accruals for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as disclosed on Section 2.11(h) of the Disclosure Schedule.

(i) Section 2.11(i) of the Disclosure Schedule lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of the Company, and (ii) all of the jurisdictions that impose such Taxes and/or duty to file such Tax Returns.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(j) The Company does not nor has ever had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country. The Company does not own, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(k) The Company has not made any change in accounting methods, received a ruling from any taxing authority, or signed an agreement with respect thereto with respect to any Tax year.

(l) The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(n) The Company (i) has not been a member of an Affiliated Group filing a consolidated return (other than a group the common Purchaser of which was the Company) or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes or (ii) does not have any liability for Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(o) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

2.12 Litigation. Except as disclosed in Section 2.12 of the Disclosure Schedule, there is no claim, action, suit, investigation or proceeding (or any basis therefor) pending or, to the Controlling Stockholders’ knowledge, threatened against or affecting, the Company, or the transactions contemplated hereby before any court or arbitrator or any Governmental Body that could be reasonably be expected to have a Material Adverse Effect.

2.13 Material Contracts.

(a) Section 2.13 of the Disclosure Schedule specifically identifies each Contract to which the Company is a party or by which the Company is otherwise bound that constitutes a Material Contract, and any amendments thereto. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract that has a remaining term of more than one year from the date hereof and that (A) cannot be unilaterally terminated by the Company at any time, without material penalty, within thirty (30) days of providing notice of termination or (B) involves the payment or receipt of money after the Closing Date in excess of $75,000 (other than Maintenance Contracts with customers entered into in the ordinary course of business);

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(ii) any Contract that involves the payment or receipt of money in excess of (A) $75,000 in any year or (B) $100,000 in aggregate;

(iii) any Contract with any customer (including any Contract to which the Company is party, or to which the Business is subject, relating to the maintenance, support, hosting, or enhancement of any Product, or providing for the sale or license of any Product as a subscription service or otherwise for a recurring subscription fee) involving the Company’s license, sale or provision of Company Products, Company Intellectual Property or other assets that the Company entered into since March 31, 2009 or that has generated any revenues for the Company during either of the fiscal years ended March 31, 2008 or March 31, 2009 (a “Maintenance Contract”);

(iv) any partnership, joint venture or other similar Contract;

(v) any Contract with any Channel Partner that cannot be canceled without penalty upon notice of thirty (30) days or less;

(vi) any Contract relating to Indebtedness;

(vii) any employment agreement;

(viii) any license, technology transfer, franchise or other Contract in respect of any material Company Intellectual Property;

(ix) any Contract by its express terms (A) limiting the freedom of the Company to (1) engage or participate, or compete with any other Person, in any line of business, market or geographic area, or (2) make use of any Company Intellectual Property, (B) granting most favored customer pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms by the Company to any Person, or (C) limiting the right of the Company to sell or distribute any products, software or services or to purchase or otherwise obtain any components, materials, software, Intellectual Property or services;

(x) any Contract pursuant to which the Company has purchased any real property, or any Contract pursuant to which the Company is a lessor or lessee of any real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property that by its terms requires the payment of in excess of $100,000 per annum;

(xi) any Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person;

(xii) any Contract with any supplier or provider of services or content that are resold by the Company or that are otherwise incorporated into any Product, other than any services or content that are not material and which can be promptly replaced without material increase in cost to the Company;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(xiii) any Contract to which the Company is a party for professional services engagements that includes a fixed fee of more than $75,000 that guarantees a specific result (other than any such Contract under which all services have been completed and accepted, and other than any such Contract providing for the implementation of Products by the Company in the ordinary course of business);

(xiv) any Contract to which the Company is a party providing for future performance by the Company in consideration of amounts previously paid excluding (A) maintenance agreements with customers entered into in the ordinary course of business consistent with past practice, and (B) prepayments for implementation of Company Products with customers that have not yet been fully performed

(xv) any Contract with any Governmental Body (a “Government Contract”);

(xvi) any Contract that includes indemnification, guaranty or warranty provisions other than those contained in Contracts entered into in the ordinary course of the Company’s business; or

(xvii) any other Contract not made in the ordinary course of business that is material to the Business taken as a whole.

(b) As to each Maintenance Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to Section 2.13(a), Section 2.13(b) of the Disclosure Schedule sets forth on a customer-by-customer basis a true and accurate summary of the following: (i) the name of the applicable customer; (ii) the manner in which the applicable Specified Company Product is provided (e.g. hosted or installed); (iii) whether or not the source code for the applicable Specified Company Product has been placed in escrow with a third party escrow agent; (iv) the first date on which a Maintenance Contract was entered into with customer; (v) the term of the applicable software lease fee or maintenance fee if perpetual license; (vi) the total annual recurring revenue contract value as of July 31, 2009; (vii) any conditions under which the source code of the applicable Specified Company Product must be released to the applicable customer (other than customary bankruptcy or insolvency-related release conditions); (viii) indication of whether customer has not accepted license and, for such customers, applicable acceptance criteria if not Company’s standard acceptance criteria; (ix) any provisions granting most favored customer pricing or preferred pricing; (x) any exclusivity provision that prevents the sale of Company Products to any other company. An accurate and complete copy of each Maintenance Contract listed on Section 2.13(b) of the Disclosure Schedule has been delivered or made available to the Purchaser by the Company. To the Controlling Stockholders’ knowledge, no customer of the Business who receives services under any such Maintenance Contract either: (x) intends to stop receiving services under such customer’s Maintenance Contract or otherwise to terminate such Maintenance Contract, or (y) intends to reduce or eliminate such services in favor of the receipt of similar services from any Person other than the Company.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(c) Except as set forth on Section 2.13(c) of the Disclosure Schedule, each Material Contract is a valid and binding agreement of the Company and is in full force and effect, and the Company is not, and to the Controlling Stockholders’ knowledge, neither is any other party thereto, in default in any material respect under the terms of any such Material Contract, nor, to the Controlling Stockholders’ knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

2.14 Intellectual Property.

(a) Section 2.14(a) of the Disclosure Schedule lists: (i) all Patents, Trademarks, registered Copyrights, and any applications and renewals for any of the foregoing owned by or on behalf of the Company; (ii) all Company Products that are currently sold, published, offered, or under development by the Company, or otherwise used in connection with the Business; and (iii) all licenses (in and out), sublicenses and other agreements (A) to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any of the material Company Intellectual Property or exercise any other right with regard thereto or (B) which involve an assignment or license of Intellectual Property and otherwise relate to the Business, except for (x) Publicly Available Software and (y) generally available off-the-shelf software programs licensed by the Company that, in the case of either (x) or (y) are not material to the Business or are not otherwise incorporated into a Specified Company Product. The disclosures described in clause (iii) of the preceding sentence include the identities of the parties to the relevant agreements and a brief description of the nature and subject matter thereof. An accurate and complete copy of each item is listed on Section 2.14(a)(iii) of the Disclosure Schedule has been delivered or made available to the Purchaser by the Company. The term “Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company.

(b) Except as disclosed on Section 2.14(b) of the Disclosure Schedule, each item of the Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens; or (ii) rightfully used and authorized for use by the Company pursuant to a valid and enforceable license, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Except for generally available off the shelf software programs and Publicly Available Software that is not material to the Company’s Business and not incorporated into a Specified Company Product (for clarity, excluding object code of a commercially available inbound licensed product), all of the Company Intellectual Property that is used by the Company pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such on Section 2.14(b) of the Disclosure Schedule. Except as disclosed on Section 2.14(b) of the Disclosure Schedule, the Company has all rights in the Company Intellectual Property necessary to carry out the Company’s current activities, and as necessary to perform the Company’s commitments under any existing Contract with any customer of the Company (collectively, the “Customer Commitments”), in all geographic locations and fields of use.

(c) Except as set forth on Section 2.14(c) of the Disclosure Schedule, the Company is not in material violation of any license, sublicense or other agreement to which it is

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

a party or otherwise bound relating to any of the Company Intellectual Property. Except as noted in Section 2.14(c) of the Disclosure Schedule, neither the Company nor any of its Affiliates is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or Purchaser, as successor to the Company, in the Company Intellectual Property, other than the fees, royalties or payments or other consideration which the Company would otherwise have been required to pay had the transactions contemplated by this Agreement not occurred.

(d) The use of the Company Intellectual Property and the operation of the Business as currently conducted and as currently proposed to be conducted (i) did not, do not and will not to the knowledge of the Company infringe any other Person’s Intellectual Property rights (other than Patent rights) and (ii) to the Controlling Stockholders’ knowledge, did not, do not and will not, infringe any other Person’s Patent rights. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale of the Company Products, or any other exercise of rights in any of the Company Intellectual Property by the Company, infringes or will infringe on any Intellectual Property or other proprietary or personal right of any Person have been asserted against the Company or, to the knowledge of the Company, are threatened by any Person nor, to the Controlling Stockholders’ knowledge, does there exist any valid basis for such a claim. Except as set forth on Section 2.14(d) of the Disclosure Schedule, to the Controlling Stockholders’ knowledge, there are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Owned Intellectual Property, other than review of pending patent applications, and the Company nor any Controlling Stockholder is aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Body or any other Person. All granted or issued Patents, all registered Trademarks, and all Copyright registrations owned or purported to be owned by the Company are, to the knowledge of the Company, valid, enforceable and subsisting. To the Controlling Stockholders’ knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

(e) Section 2.14(e)(1) of the Disclosure Schedule separately lists all parties, other than current or former employees, who, to the knowledge of the Company, since its acquisition of the Owned Intellectual Property, have created any portion of, or otherwise have any rights in or to, the Owned Intellectual Property. Except as noted in Section 2.14(e)(2) of the Disclosure Schedule, the Company has secured from all such parties (including former employees, present and former consultants) who have created any portion of, or otherwise have ownership rights in or to, the Owned Intellectual Property valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) written assignments and waiver of moral rights of or in any such work, invention, improvement or other rights to the Company and has provided or made available true and complete copies of such assignments and waivers to the Purchaser.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(f) Except as set forth on Section 2.14(f) of the Disclosure Schedule, the consummation of the transactions contemplated under this Agreement shall not alter, impair or otherwise affect any rights or obligations of the Company in any of the Company Intellectual Property, and, from and after the consummation of the transactions contemplated hereby, the Company shall maintain all of its rights thereto without modification or impairment other than any such rights subject to modification or impairment had the transactions contemplated hereby not occurred.

(g) Except as set forth on Section 2.14(g) of the Disclosure Schedule, the Company has taken commercially reasonable measures to protect the proprietary nature of the Owned Intellectual Property and to maintain in confidence all Trade Secrets and confidential information owned or used in the Business.

(h) The technical documentation for any Software products included in the Owned Intellectual Property includes the source code and system documentation for such Software products, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a highly skilled computer programmer experienced in the use of the Owned Intellectual Property. The Company Intellectual Property also includes any Software (including compilers), tools, and higher level language used for the development, maintenance, and implementation of the Software products.

(i) Except as permitted by law or except as set forth in Section 2.14(i) of the Disclosure Schedule, prior to the Closing Date, the Company has not provided, nor is it obligated to provide, directly or indirectly, the source code for any of the Software that is included in the Owned Intellectual Property to any other Person. Moreover, except as permitted by Legal Requirements, the Company has not, by license, transfer, sale, escrow or otherwise, granted to any other Person the right to reverse engineer, disassemble or decompile any such Software to create such source code.

(j) Except as set forth on Section 2.14(j) of the Disclosure Schedule, the Software in the Specified Company Products does not include any Publicly Available Software source code and the Company has not incorporated Publicly Available Software source code (for clarity, excluding object code of a commercially available inbound licensed product) in whole or in part in the development of any Specified Company Product in a manner that may subject the Specified Company Products in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (a) be disclosed or distributed in source code form; (b) be licensed to other Persons for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and (f) the Apache Server License.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

2.15 Company Products; Warranties; Defects; Liabilities.

(a) All of the products and services that are (or were) owned, created, designed, developed, manufactured, marketed, licensed to other Persons or sold to other Persons by or on behalf of the Company since January 1, 2000, including hardware, Software, firmware, interfaces and every type of device are set forth in Section 2.15(a) of the Disclosure Schedule (hereinafter referred to collectively as the “Company Products” and individually as a “Company Product”).

(b) Except as set forth in Section 2.15(b) of the Disclosure Schedule, each of the Company Products was in material conformity with the applicable published specifications, if any, for such Company Product, all applicable contractual commitments and all applicable express and implied warranties furnished by Company with respect to such Company Product at the time of such manufacture, sale, license, lease or delivery except for such non-conformities (i) as only require replacement or repair (or, in the case of services, re-performance) in the ordinary course of business consistent with past practice or (ii) for which (and to the extent) there is a specific reserve set forth on the Company Balance Sheet. Except as set forth in Section 2.15(b) of the Disclosure Schedule, the Company does not have any material Liability (and to the Controlling Stockholders’ knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith except Liabilities (i) for replacement or repair (or, in the case of services, re-performance) incurred in the ordinary course of business consistent with past practice or (ii) for which (and to the extent) there is a specific reserve set forth on the Company Balance Sheet. No Company Product is subject to any warranty claim that is unresolved, and the Company has no knowledge of any imminent warranty claims with respect to any Company Product.

2.16 Insurance Coverage. Section 2.16 of the Disclosure Schedule contains a complete list of all insurance policies (including “self-insurance” programs) currently maintained by the Company (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect, the Company is not in default in any material respect under any Insurance Policy, and no claim for coverage under any Insurance Policy, other than contested claims under the Company’s workers’ compensation policies or subject to any Employee Benefit Plans, has been denied during the past two (2) years. The Company has not received any written notice of cancellation or intent to cancel with respect to the Insurance Policies.

2.17 Compliance with Laws. Except as set forth in Section 2.17 of the Disclosure Schedule, the Company is in compliance, in all material respects, and in the past has complied, in all material respects, with all Legal Requirements and judgments of any Governmental Body applicable to it or its Business or by which any property, asset or the business or operations of the Business is bound or affected. There are no permits, licenses, membership privileges, authorizations, consents, approvals, waivers or franchises to be granted by or obtained from any Governmental Body (“Permits”) that are required for the Company to operate its Business and which, if not granted or obtained, would, in the aggregate, have a Material Adverse Effect on the Company.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

2.18 Employee Benefit Plans. Except for the plans or arrangements listed on Section 2.18 of the Disclosure Schedule (hereinafter referred collectively to as the “Employee Plans” and individually as an “Employee Plan”), neither the Company nor one or more members of its Controlled Group directly or indirectly, maintains, sponsors or has an obligation or liability with respect to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any material benefit arrangement that is not an “employee benefit plan” as defined in Section 3(3) of ERISA including, without limitation, any executive compensation or incentive plan, bonus or severance, salary continuation or other similar arrangement, employment contract, collective bargaining agreement, union contract, deferred compensation agreement, stock purchase or other equity plan or arrangement, educational assistance arrangement, any plan governed by Section 125 of the Code, or any or other fringe benefit plan or arrangement. For the purposes of this Agreement, “Controlled Group” shall mean the Company and any trade or business, whether or not incorporated, which is treated together with the Company as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code. With respect to each Employee Plan identified on Section 2.18 of the Disclosure Schedule:

(a) Each Employee Plan has been maintained, operated, and administered in compliance with its terms and in compliance with all applicable Legal Requirements, in each case in all material respects; there are no actions, suits or claims pending (other than claims or appeals for benefits) or, to the knowledge of the Company, threatened against such Employee Plan, the Company or against any fiduciary of such Employee Plan; there is no pending or, to the knowledge of the Company, threatened proceeding involving any Employee Plan before the IRS, the United States Department of Labor or any other governmental authority;

(b) No member of the Controlled Group, Employee Plan, fiduciary of such Employee Plan or administrator of such Employee Plan, has taken any action, or failed to take any action, which action or failure could subject the Company, or any respective employee thereof, to any liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with such Employee Plan;

(c) Each Employee Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified and has been so qualified during the period since its adoption, and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code and has been so exempt since its creation; a copy of the most recent determination letter from the IRS (or an opinion letter issued to the prototype sponsor of the plan on which the Company is entitled to rely) regarding such qualified status for each such plan has been delivered to the Purchaser;

(d) The Controlled Group does not maintain or contribute and has never maintained or contributed to or otherwise participated in a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 of the Code, nor is or was the Controlled Group a party to a “multiemployer plan” as described in Section 3(37) of ERISA or Section 414(f) of the Code;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(e) Each Employee Plan does not (i) provide for non terminable or non alterable benefits for employees, dependents or retirees or (ii) provide any benefits for any person upon or following retirement or termination of employment, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable state or local law (herein collectively referred to as “COBRA”); and no condition exists that would prevent the Purchaser from amending or terminating any Employee Plan;

(f) Full and timely payment has been made of all material amounts which the Controlled Group is required, under applicable law or under any Employee Plan, to have paid as a contribution;

(g) Except as set forth on Section 2.18(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, solely in and of itself, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting under the Employee Plan, (iii) increase the amount of compensation due any such employee or officer, (iv) except as specifically set forth herein, directly or indirectly cause the Company to transfer or set aside any assets to fund or otherwise provide for the benefits under the Employee Plan for any current or former employee, officer or director, or (v) result in any non exempt prohibited transaction described in ERISA Section 406 or Section 4975 of the Code;

(h) The Company has delivered to the Purchaser with respect to each Employee Plan complete and accurate copies of (i) all written documents comprising such Employee Plan (including amendments and individual, trust or insurance agreements relating thereto); (ii) the three most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each such Employee Plan; (iii) the three most recent financial statements and actuarial reports, if any, pertaining to each such plan or arrangement; (iv) the summary plan description currently in effect and all material modifications thereto, if any, for each such Employee Plan; and (v) written communications to employees to the extent the substance of any Employee Plan described therein differs materially from the other documentation furnished under this Section;

(i) All individuals considered by the Controlled Group to be independent contractors are, to the Controlling Stockholders’ knowledge, “independent contractors” and are not “employees” or “common law employees” for tax, benefits, wage, labor or any other legal purpose; and

(j) The Controlled Group does not maintain any “nonqualified deferred compensation plan” subject to Section 409A of the Code.

2.19 Employees and Independent Contractors.

(a) As of the Closing Date, the Company had 44 full time and 3 permanent part time employees (including, for this purpose, any employee of the Company who is on a leave of absence or on layoff status). Section 2.19(a) of the Disclosure Schedule contains an accurate and complete list of all of such employees and (i) their titles or responsibilities; (iii) their dates of hire; (iv) their current salaries or wages and all bonuses, commissions and

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

incentives paid at any time during the past twelve months; (v) their last compensation changes and the dates on which such changes were made; (vi) any specific bonus, commission or incentive plans or agreements for or with them; (vii) each Employee Benefit Plan in which they participate; (viii) any outstanding loans or advances made by or to them; and (ix) lists any verbal or written employment agreements which impacts or establishes the terms of employment of those persons.

(b) Section 2.19(b) of the Disclosure Schedule also contains an accurate and complete list of all sales representatives and independent contractors currently engaged by the Company and (i) their address; (ii) their payment arrangements; and (iii) a brief description of their jobs or projects currently in progress.

(c) Except as expressly set forth on Section 2.19(c) of the Disclosure Schedule or except as provided under applicable Legal Requirements (other than the Legal Requirements of the Commonwealth of Pennsylvania) , the Company has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability, provided that the Company’s right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability under the Legal Requirements of the Commonwealth of Pennsylvania is to the Company’s knowledge.

(d) The Company is in compliance, in all material respects, with all Legal Requirements relating to employment practices.

(e) The Company has delivered or made available to the Purchaser accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials prepared, disclosed or promulgated by the Company at any time during the last five years relating to the employment of the current and former employees of the Company.

(f) The Company has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of the Company.

(g) The Company has not experienced any labor problem that was or is material to it. To the knowledge of the Company, the Company’s relations with its employees are currently on a good and normal basis.

(h) To the Controlling Stockholders’ knowledge: (i) no employee of the Company has received an offer to join a business that may be competitive with the business of the Company; and (ii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company or (B) otherwise on the Company.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(i) Except as set forth on Section 2.19(i) of the Disclosure Schedule, no employee of the Company having an annual salary of $50,000 or more has informed the Company of his or her intention to terminate or has terminated his or her employment with the Company. To the Controlling Stockholders’ knowledge, the transactions contemplated by this Agreement will not adversely affect relations with any employees of the Company.

2.20 Customers and Suppliers. The Company has not received notice from and is not otherwise aware that (a) any customer (or group of customers under common ownership or control) who or which is material to the Business has stopped or intends to stop purchasing the products or services of the Company or (b) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Company during the past 18 months has stopped or intends to stop supplying products or services to the Company.

2.21 Channel Partners. The Company has no active Channel Partners and during the last five (5) years has had no Channel Partners through which the Company Products have been sold or otherwise distributed.

2.22 Minute Books and Corporate Records. Except as set forth on Section 2.22 of the Disclosure Schedule, the minute and record books of the Company contains complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company since January 1, 2003 and all such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. The share certificate books, registers of stockholders, registers of transfers, registers of directors, registers of holders of debt instruments and other corporate registers of the Company complies with the provisions of all applicable Legal Requirements and are complete and accurate in all material respects.

2.23 Government Programs. Except as set forth on Section 2.23 of the Disclosure Schedule, no agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company from any Governmental Body, and, to the knowledge of the Company, no basis exists for any Governmental Body to seek payment or repayment from the Company of any amount or benefit received, or to seek performance of any obligation of the Company, under any such program.

2.24 Transactions with Affiliates; Intercompany Arrangements. Except as set forth on Section 2.24 of the Disclosure Schedule, (a) there are no loans, leases, royalty agreements or other continuing transactions between the Company and any officer, director or Stockholder of the Company or any of their Affiliates (“Interested Person”); (b) to the Controlling Stockholders’ knowledge, no Interested Person (x) has any material direct or indirect interest in any entity that does business with the Company or (y) has any direct or indirect interest in any property, asset or right that is used by the Company in, and is material to, the conduct of the Business; and (c) no Interested Person has any contractual relationship (including that of creditor or debtor) with the Company other than such relationships as result solely from being an employee, officer, director or Stockholder of the Company.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

2.25 Environmental Matters. The Company has complied in all material respects with all Legal Requirements intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”). The Company has not released, handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for the use of reasonable amounts of ordinary office and/or office-cleaning supplies in compliance with Environmental Laws. The Company is not aware of any environmental investigation, study, test or analysis, the purpose of which was to discovery, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the Business has been conducted. The Company has no Environmental Liabilities. As used herein, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Law which (i) arise out of or in any way relate to the operations or activities of the Company, or any real property at any time owned, operated or leased by the Company, whether contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

2.26 Data Security and Privacy.

(a) Section 2.26(a) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for any of the Companies at any time since January 1, 2004 (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. The Company has not had in effect at any time since January 1, 2004 any published privacy policy. To the Controlling Stockholders’ knowledge, no breach or violation of any such security policy has occurred or, to the best of the Controlling Stockholders’ knowledge, is threatened, and to the Controlling Stockholders’ knowledge there has been no unauthorized or illegal use, disclosure or access to any of the data or information in any of the Company Databases. The Company has collected, maintained and used the data in the Company Databases at all times materially in accordance with the Company security policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.

(b) Without limiting the generality of the foregoing items in Section 2.26(a) of the Disclosure Schedule, the Company has implemented reasonable steps, consistent with the type of activities conducted by it, which are known in the information systems industry to protect, physically and electronically, their information assets and data from unauthorized disclosure, use or modification. To the knowledge of the Company, there have been no breaches of security affecting the Company’s information assets or data. The Company has collected, maintained and used its data at all times materially in accordance with all applicable Legal Requirements, including but not limited to those relating to privacy.

2.27 Sufficiency of Infrastructure and Equipment. Except as set forth on Section 2.27 of the Disclosure Schedule, all Software (other than Company Products), computer hardware and equipment used in connection with the operation of the Company Products to fulfill the Company’s obligations under any Maintenance Contract or otherwise to materially perform its obligations to customers in connection with the operation of the Business (collectively, the “Company Infrastructure and Equipment”): (i) is in good working order and condition; and (ii) to the Company’s knowledge meets any applicable specifications and documentation.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

2.28 Finders’ Fees. Except as disclosed on Section 2.28 of the Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Purchaser, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

2.29 Other Information. The schedules and exhibits furnished to the Purchaser pursuant hereto or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby are and will be complete and accurate. No representation or warranty by the Company contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Company to the Purchaser in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement contained herein or therein not misleading.

ARTICLE 3

ADDITIONAL REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDERS

Subject to the limitations contained in this Agreement, each Stockholder severally and not jointly and severally represents and warrants to the Purchaser as follows:

3.1 Power and Authority. Such Stockholder is a natural person and has full power and authority or capacity to execute and deliver this Agreement and to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein; and this Agreement is the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.2 Title. Such Stockholder (a) is the record and beneficial owner of the number of Shares set forth opposite such Stockholder’s name on Schedule 1.1 attached hereto; (b) is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any shares; (c) is not a party to any option, warrant, purchase right or other Contract that could require the Stockholder to sell, transfer or otherwise dispose of any of his or her Shares (other than this Agreement); (d) has full power, right and authority, and any approval required by applicable Legal Requirements, to make and enter into this Agreement; and (e) has good and valid title to such Stockholder’s Shares, free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and marketable title to the Shares being conveyed by such Stockholder hereunder, free and clear of all Liens.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

3.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by such Stockholder, nor the consummation by such Stockholder of the transactions contemplated herein, nor compliance by such Stockholder with any of the provisions hereof, will (i) conflict with, constitute or result in the material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Stockholder is a party or by which the properties or assets of the Stockholder are bound, or (iii) violate any Legal Requirement applicable to such Stockholder or any of its properties or assets.

(b) Except as set forth on Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body.

3.4 Broker. Except as set forth on Section 3.4 of the Disclosure Schedule, no broker, finder or similar agent has been employed by or on behalf of such Stockholder, and no Person with which the Stockholder have had any dealings or communications of any kind, is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Stockholders that:

4.1 Existence; Power and Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Purchaser has full corporate power and authority to execute this Agreement and the Transaction Documents to which it is or shall be a party and to perform its obligations hereunder and thereunder.

4.2 Authorization; Execution. The execution, delivery and performance by the Purchaser of this Agreement and each of the Transaction Documents, and the consummation by the Purchaser of the transactions contemplated hereby and thereby are within the Purchaser’s corporate power and have been duly authorized by all necessary action on the part of the Purchaser. Each of this Agreement and each Transaction Document to which the Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

4.3 Governmental Authorization. The execution, delivery and performance by the Purchaser of this Agreement and each of the Transaction Documents require no action by or in respect of, or filing with, any Governmental Body. No consent, approval, waiver or other action by any Person under any Contract, indenture or other document to which the Purchaser is a party or is bound is required or necessary for the execution, delivery and performance by the Purchaser of this Agreement and each Transaction Document to which the Purchaser is a party, or for the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals and waivers as have been obtained prior to the Closing and are set forth in Schedule 4.3 (“Purchaser’s Required Consents”) and except for such consents, approvals and waivers that, if not obtained, would not have a Material Adverse Effect on the Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Documents. All of the Purchaser’s Required Consents have been duly and validly obtained, are in full force and effect, have not been withdrawn, and are enforceable in accordance with their terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.4 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Purchaser or (ii) violate any Legal Requirement to which the Purchaser is subject or (iii) with or without the giving of notice or the lapse of time or both, would have a Material Adverse Effect on any Contract to which the Purchaser is a party or by which it is bound or to which the Purchaser’s assets are subject.

4.5 Solvency. Purchaser is and, immediately after giving effect to the transactions contemplated by this Agreement will be solvent.

4.6 Broker. Except as set forth on Section 4.6 of the Disclosure Schedule, no broker, finder or similar agent has been employed by or on behalf of Purchaser, and no Person with which Purchaser has had any dealings or communications of any kind, is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 5

RESTRICTIVE COVENANTS OF THE STOCKHOLDERS

5.1 Certain Acknowledgements. The Stockholders expressly acknowledge that:

(a) “Restricted Business” means the designing, developing, enhancing, selling, licensing, marketing, distributing, maintaining or supporting of any products, services or operations to and for treasury and derivative financial management systems and services in support thereof; and, in all events, irrespective of the hardware platform or software platform on which such systems, Software, or other products operate; irrespective of the technology utilized; irrespective of the markets to which the products or services are marketed, sold or licensed; and irrespective of which existing and/or future subsidiaries of Purchaser may engage in such business;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(b) “Reval Group” means the Purchaser and all existing and future Affiliates of either of them;

(c) the Restricted Business is highly competitive, is marketed throughout the United States and in many other locations worldwide, and requires long sales “lead times” sometimes exceeding one year;

(d) the Reval Group expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its Software, technology, databases, products and services;

(e) in connection with the transactions contemplated by this Agreement, during his or her tenure as a stockholder, owner and/or employee of the Company before the Closing, he or she has had and will continue to have access to, receive, learn, develop and/or conceive proprietary and confidential knowledge and information of the Company and Purchaser; such knowledge and information must be kept in strict confidence to protect the Restricted Business for the benefit of the Reval Group’s competitive position in the marketplace; and such Confidential information could be useful to competitors of the Reval Group for indefinite periods of time; and

(f) the covenants of this Article 5 (the “Covenants”) are a material part of the agreement among the parties hereto and are an integral part of the obligations of the Stockholders hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the Reval Group.

5.2 Nondisclosure Covenants. At all times after the Closing Date, except with the Purchaser’s prior written consent, or except in connection with the proper performance of services for and as an employee of or consultant to the Reval Group, each Stockholder severally covenants that such Stockholder shall not, directly or indirectly, in any capacity:

(a) communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential property, knowledge or information of the Company or Purchaser or concerning any of their business, Software, assets or financial condition, no matter when or how such knowledge or information was acquired including without limitation: (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (iv) source code, object code, formats, user manuals, technical manuals and other documentation for Software products; (v) screen designs, report designs and other designs, concepts and visual expressions for Software products; (vi) designs, concepts, know-how, user manuals, technical manuals and other documentation for trading systems, communications networks and related technologies; (vii) employment and payroll

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

records; (viii) forecasts, budgets, acquisition models and other nonpublic financial information; and (ix) expansion plans, management policies, methods of operation, information about possible acquisitions or divestitures and other business and acquisition strategies and policies; or

(b) disclose or use any proprietary Software, technology, products or services or other confidential or proprietary knowledge or information of the Company or the Purchaser, no matter when or how acquired, for any purpose not in furtherance of the businesses and interests of the Company and Purchaser including the purposes of designing, developing, marketing and/or selling any Software, technology, products or services that are similar to (visually or functionally) or competitive with any proprietary Software, technology, products or services of the Company or Purchaser.

(c) The obligations of each Stockholder specified in Section 5.2(a)-(b) shall not apply to the extent any confidential or proprietary property, knowledge or information of the Company or Purchaser or concerning any of their business, Software, assets or financial condition (“Confidential Information”) (i) is or becomes publicly known, except through a breach of this Agreement by such Stockholder; (ii) is required to be disclosed by such Stockholder to comply with Legal Requirements, but only to the extent so required (and, in any such event, the Stockholder shall give the Purchaser prior notice of any such disclosure); (iii) is disclosed by such Stockholder to his or her attorneys and financial advisors who are subject to a duty to maintain the confidentiality of such Confidential Information (provided that the Stockholder shall be liable for any authorized disclosure of the Confidential Information by his or her attorneys and financial advisors); and (iv) is disclosed by or on behalf of such Stockholder in connection with the exercise or enforcement of rights or performance of obligations under this Agreement.

(d) Notwithstanding Section 5.2(a)-(b), with respect to any Confidential Information that a Stockholder can demonstrate (by clear and convincing evidence) (i) was acquired exclusively by such Stockholder after the Closing in his or her capacity as an employee or consultant of the Company pursuant to the terms of a separate, written, confidentiality agreement (a “Post-Closing Confidentiality Obligation”) and (ii) that relates exclusively to post-Closing periods and is not otherwise related to the transactions contemplated hereby, then, in lieu of the provisions of this Agreement, the applicable Post-Closing Confidentiality Obligations shall apply. And, in such event, Purchaser’s exclusive remedy against such Stockholder shall be to enforce the applicable Post-Closing Confidentiality Obligation.

5.3 Noncompetition Covenants. Each Stockholder agrees that, during the period commencing on the Closing Date and ending on the three (3) year anniversary of the Closing Date (as to such Stockholder, (the “Restrictive Period”)), except with the Purchaser’s prior written consent, such Stockholder shall not, directly or indirectly, in any capacity, at any location worldwide:

(a) solicit any Person who, was, is or during such period becomes a customer, prospective customer, acquisition target, supplier, employee, salesman, agent or representative of, or a consultant to, the Company or Purchaser in connection with the Restricted Business, in any manner that interferes with such Person’s relationship with the Company or Purchaser in connection with the Restricted Business, or in an effort to obtain any such Person as a customer,

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acquisition target, employee, supplier, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with the Restricted Business (Company will reasonably respond to any inquiry from a Stockholder whether a Person meets the requirements of this Section 5.3(a));

(b) market or sell, in any manner other than in furtherance of the business and interests of the Company or Purchaser, any Software, technology, products or services that is competitive with any proprietary Software, technology, products or services of the Company or Purchaser in the Restricted Business; or

(c) establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that, to the Stockholder’s knowledge, conducts a business competitive with all or any part of the Restricted Business. This subsection (c) shall not restrict a Stockholder from owning less than five percent (5%) of the outstanding stock of any publicly held company.

5.4 Enforcement of Covenants. Each Stockholder severally expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the Covenants, and that any breach of any of the Covenants may result in irreparable injury to the Reval Group for which money damages could not adequately compensate. If a breach of the Covenants occurs, the Purchaser and Company shall be entitled, in addition to all other rights and remedies that the Purchaser and Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining any or all of the Stockholders and all other Persons involved therein from continuing such breach. If the Purchaser and Company prevails in litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was adjudged to have occurred, beginning on the later of the date of a final court order (without further right of appeal) holding that such a breach occurred or the last day of the original fixed term of such Covenant.

5.5 Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

ARTICLE 6

INDEMNIFICATION

6.1 Survival of Representations, Etc.

(a) General Survival. Except with respect to fraud or the Specified Representations, the representations and warranties made by the Stockholders in this Agreement

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(including the representations and warranties set forth in Article 2) shall survive the Closing and shall expire on the twelve (12) month anniversary of the Closing Date, and any liability of Stockholders with respect to such representations and warranties shall thereupon cease; provided, however, that if, at any time prior to such 12-month anniversary of the Closing Date, any Purchaser Indemnitee (acting in good faith) delivers to any of the Stockholders a Claim Notice, then the claim asserted in such Claim Notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

(b) Certain Representations. Notwithstanding anything to the contrary contained in Section 6.1(a), but subject to Section 6.1(d): (i) the Specified Representations other than the Tax Representation shall survive the Closing Date until August 21, 2012, and any liability of Stockholders with respect to such Specified Representations other than the Tax Representation shall thereupon cease; provided, however, that if, at any time prior to August 21, 2012, any Purchaser Indemnitee delivers to the Stockholders’ Agent, with a copy to the Stockholders not acting as the Stockholders’ Agent (which shall not be required to constitute notice), a Claim Notice, then the claim asserted in such Claim Notice shall survive such date until such time as such claim is fully and finally resolved; (ii) the representations and warranties set forth in Section 2.11 (“Tax Representations”) shall survive the Closing Date until the later of (a) sixty (60) days after the expiration of the applicable statute of limitations of the taxable periods to which such Tax Returns relate without regard to extensions or (b) six (6) years following the due date (without extensions) for such Tax Return, and any liability of the Stockholders with respect to such representations and warranties shall thereupon cease; provided, however, that if, at any time prior to sixty (60) days after the end of the applicable statute of limitations period or prior to six (6) years following such due date, any Purchaser Indemnitee delivers to the Stockholders’ Agent, with a copy to the Stockholders not acting as the Stockholders’ Agent (which shall not be required to constitute notice), a Claim Notice, then the claim asserted in such Claim Notice shall survive until such time as such claim is fully and finally resolved and (iii) the representations and warranties set forth in Section 2.4 shall survive the Closing Date indefinitely and shall expire upon the expiration of the statute of limitations for claims for a breach of the representations and warranties set forth in Section 2.4.

(c) Purchaser Representations.

(1) The representations and warranties made by the Purchaser in this Agreement (including the representations and warranties set forth in Article 4) shall survive the Closing and shall expire on the twelve (12) month anniversary of the Closing Date, and any liability of Purchaser with respect to such representations and warranties shall thereupon cease; provided, however, that if, at any time prior to such 12-month anniversary of the Closing Date, any Stockholder Indemnitee (acting in good faith) delivers to Purchaser a Claim Notice, then the claim asserted in such Claim Notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

(2) Notwithstanding anything to the contrary contained in Section 6.1(c)(1), but subject to Section 6.1(d), the Purchaser’s representations in Sections 4.1 and 4.2 shall survive the Closing Date until August 21, 2012; provided, however, that if, at any time prior to such date, any Stockholder Indemnitee delivers to the Purchaser a Claim Notice, then the claim asserted in such Claim Notice shall survive August 21, 2012 until such time as such claim is fully and finally resolved.

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(d) Fraud. Notwithstanding anything to the contrary contained in Sections 6.1(a), 6.1(b) or 6.1(c), the limitations set forth in Sections 6.1(a), 6.1(b) or 6.1(c) shall not apply in the case of claims based upon fraud.

(e) Representations Not Limited. The representations, warranties, covenants and obligations of the Company and the Stockholders, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser Indemnitees or any of their Representatives. The representations, warranties, covenants and obligations of the Purchaser, and the rights and remedies that may be exercised by the Stockholder Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Stockholder Indemnitees or any of their Representatives.

(f) Disclosure Schedule. For purposes of this Agreement, each statement set forth in the Specified Sections of the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Controlling Stockholders in this Agreement as to the matter so stated. For avoidance of doubt, any such statement set forth in the Specified Sections of the Disclosure Schedule shall be deemed to be a representation and warranty solely with respect to the numbered representation and warranty in Article 2 in response to which the particular statement is made and the survival period and limitations applicable to such numbered representation and warranty in Article 2 shall also apply to the corresponding statement in the Disclosure Schedule. “Specified Sections of the Disclosure Schedule” means each statement set forth in the Disclosure Schedule other than the statements set forth in the following sections of the Disclosure Schedule: 2.7(c), , 2.14(d), 2.14(e)(2), 2.14(f),, 2.15(b), 2.17, 2.19(c), 2.22 and 2.24.

(g) Survival of Covenants. Each covenant in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms.

6.2 Indemnification.

(a) Joint and Several Indemnification by the Stockholders. From and after the Closing Date (but subject to Sections 6.1(a), 6.1(b) and 6.3(d)), the Stockholders, jointly and severally, shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in any representation, or any breach of any representation or warranty, set forth in Article 2 as of the date of this Agreement (without giving effect for purposes of calculating Damages only to any “Material Adverse Effect” or other materiality qualification); (ii) any fraud by the Company prior to the Closing Date; (iii) any post-Closing adjustments made to the Total Purchase Price

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pursuant to Section 1.2(d); (iv) any allocation or distribution of the Total Purchase Price made in violation of applicable law, the Company’s Articles of Incorporation or Bylaws or any Contract binding upon or applicable to the Company or any Stockholder; (v) any matters disclosed on Schedule 6.2(a)(v); or (vi) any Legal Proceeding relating to any breach of the type referred to in clauses “(i)” through “(v)” above (including any Legal Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Section 6.2(a)).

(b) Several Indemnification by Each Stockholder. From and after the Closing Date (but subject to Section 6.1(a) and (b) and Section 6.3(d)), each Stockholder severally and not jointly and severally, shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with (i) any inaccuracy in any representation or breach of any representation or warranty made by such Stockholder in Article 3 as if such representation and warranty had been made on and as of the Closing Date (without giving effect for purposes of calculating Damages only to any “Material Adverse Effect” or other materiality qualification); (ii) any breach (other than inaccuracy of representations or breaches of representations or warranties) of any covenant or obligation of such Stockholder set forth in this Agreement; or (iii) any fraud by the Stockholder.

(c) Acknowledgement Regarding Damages. The Stockholders acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in any representation or breach by the Stockholders of any representation, warranty, covenant or obligation of the Stockholders set forth in this Agreement, then (without limiting any of the rights of the Company as a Purchaser Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(d) Indemnification by the Purchaser. From and after the Closing Date (but subject to Section 6.1(c)), Purchaser shall hold harmless and indemnify each Stockholder and such Stockholder’s heirs (the “Stockholder Indemnitees”) from and against, and shall compensate and reimburse each of the Stockholder Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Stockholder Indemnitees or to which any of the Stockholder Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in any representation or breach of any representation or warranty made by the Purchaser set forth in Article 4 as if such representation and warranty had been made on and as of the Closing Date (without giving effect for purposes of calculating Damages only to any “Material Adverse Effect” or other materiality qualification); (ii) any post-Closing adjustments made to the Total Purchase Price pursuant to Section 1.2(d); (iii) any fraud by the Purchaser under this Agreement; (iv) any breach (other than breaches of representations or warranties) of any covenant or obligation of Purchaser set forth in this Agreement; or (v) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses “(i)” through “(iv)” above (including any Legal Proceeding commenced by any Stockholder Indemnitee for the purpose of enforcing any of its rights under this Section 6.2(d)).

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(e) Offset. Any Damages that an Indemnifying Party is otherwise required to pay pursuant to this Article 6 shall be reduced by the amount, if any, of (i) the excess of any insurance proceeds actually received by or on behalf of such Indemnified Party (it being acknowledged and agreed that the Indemnified Party shall (a) consult with the Stockholder’s Agent before declining to seek any insurance recovery prior to seeking indemnification from the Stockholders and (b) shall first seek insurance recovery unless the Indemnified Party determines in its sole discretion that seeking such recovery would have an adverse financial effect on the Company or the Purchaser) over (ii) the costs and expenses of collecting such proceeds (including reasonable attorneys’ fees and any applicable deductible or retention and resulting premium adjustment). Furthermore, any such Damages shall also be reduced by, and shall take account of, any Tax benefit actually realized by the Indemnified Party as a result of such Damages (it being acknowledged and agreed that the Indemnified Party shall have no obligation seek or obtain any such Tax benefit).

(f) Sole Remedy. Except for fraud, or claims for which the sole remedy sought is injunctive or equitable relief, indemnification by the Stockholders under Section 6.2 shall be the Stockholders’ sole obligation, and the Purchaser’s sole remedy, for any breach of or failure to perform or comply with any covenant or obligation in this Agreement or the inaccuracy of any representation or the breach of any representation or warranty by the Stockholders or the Company under this Agreement. Except for fraud, or claims for which the sole remedy sought is injunctive or equitable relief, indemnification by the Purchaser under Section 6.2 shall be the Purchaser’s sole obligation, and the Stockholders’ sole remedy, for any breach of or failure to perform or comply with any covenant or obligation in this Agreement or the inaccuracy of any representation or the breach of any representation or warranty by the Purchaser under this Agreement.

6.3 Limitations.

(a) Deductible.

(i) Deductible, Generally. Subject to Section 6.3(a)(ii), the Stockholders shall not be required to make any indemnification payment in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties, but excluding any Damages resulting from a purchase price adjustment pursuant to Section 1.2(d)) that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees has or have otherwise directly or indirectly become subject, exceeds $100,000 in the aggregate (the “Deductible”). If the total amount of such Damages exceeds the Deductible in the aggregate, then the Purchaser Indemnitees shall be entitled only to be indemnified against and compensated and reimbursed for the amount of such Damages in excess of the Deductible.

(ii) Exceptions to the Deductible. Notwithstanding Section 6.3(a)(i), the Deductible and other limitations set forth in Section 6.3(a)(i) shall not apply: (1) in the case

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of claims for indemnification under Section 6.2(a)(ii) or 6.2(b)(iii); (2) to inaccuracies in any representations in the Specified Representations or in breaches of any representations or warranties of any of the Specified Representations; (3) [intentionally omitted]; (4) to any post-Closing adjustments made to the Total Purchase Price pursuant to Section 1.2(d); (5) to any allocation or distribution of the Total Purchase Price made in violation of applicable law, the Company’s Articles of Incorporation or Bylaws or any Contract binding upon or applicable to the Company or any Stockholder; (6) any matters disclosed on Schedule 6.2(a)(v); (7) to any Legal Proceeding relating to any breach of the type referred to in Sections 6.3(a)(ii)(1) through 6.3(a)(ii)(6) above; or (8) as to each Stockholder, to the matters referred to in Section 6.2(b), except for indemnification under Section 6.2(b)(i) solely to the extent related to an inaccuracy of a representation or a breach of a representation or warranty under Section 3.3 or Section 3.4.

(b) Recourse to Escrow; Escrow as Exclusive Remedy.

(i) General. Recourse by the Purchaser Indemnitees for claims for indemnification shall be made first, to the Escrow Amount in accordance with the Escrow Agreement.

(ii) Subject to Section 6.3(b)(iii), the following limitations shall apply: (1) the Escrow Amount shall be the Purchaser Indemnitees’ sole and exclusive remedy, and the Stockholders’ sole and exclusive obligation, for Damages; and (2) the maximum aggregate monetary liability of the Stockholders for claims for indemnification for any inaccuracy of a representation or breach of any representation or warranty under this Agreement shall be the Escrow Amount.

(iii) Exceptions to Escrow as Exclusive Remedy. Notwithstanding Section 6.3(b)(ii) and subject to Section 6.3(d), the limitations set forth in Section 6.3(b)(ii) shall not apply: (1) in the case of claims for indemnification under Section 6.2(a)(ii) or 6.2(b)(iii); (2) to inaccuracies in any representations in the Specified Representations or any breaches of any representations or warranties of the Specified Representations, including the Intellectual Property Rep (as defined below); (3) [intentionally omitted]; (4) to any post-Closing adjustments made to the Total Purchase Price pursuant to Section 1.2(d); (5) to any allocation or distribution of the Total Purchase Price made in violation of applicable law, the Company’s Articles of Incorporation or Bylaws or any Contract binding upon or applicable to the Company or any Stockholder; (6) to any matters disclosed on Schedule 6.2(a)(v); (7) to any Legal Proceeding relating to any breach of the type referred to in Sections 6.3(b)(iii)(1) through 6.3(b)(iii)(6) above; or (8) as to each Stockholder, to the matters referred to in Section 6.2(b), except for indemnification under Section 6.2(b)(i) solely to the extent related to an inaccuracy of a representation or a breach of a representation or warranty under Section 3.3 or Section 3.4.

(c) Liability for Certain Matters to Extend Beyond the Escrow.

(i) Intellectual Property. With respect to any inaccuracy in the representations, or breach of the representations and warranties, contained in Section 2.14 (Intellectual Property) (the “Intellectual Property Rep”), but subject to Section 6.3(c)(iii) (1)-(2) and Section 6.3(d), and only after the Escrow Amount has been depleted or recourse to the Escrow Amount is no longer available to the Purchaser Indemnitees (or in connection with an

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item described in Section 6.3(b)(iii)), then recourse by the Purchaser Indemnitees for claims for indemnification, shall be made next, directly from the Stockholders, individually and limited to fifty percent (50%) of their Pro Rata Portion of the Total Purchase Price (the “IP Cap”) based on any rights the Purchaser Indemnitees may have to indemnification under this Agreement, but only up to such Stockholder’s IP Cap.

(ii) General. With respect to any of the exceptions contained in Section 6.3(b)(iii) other than the Intellectual Property Rep (for which Purchaser’s remedy for any inaccuracy or breach is set forth in Section 6.3(c)(i)), but subject to Section 6.3(c)(iii) and Section 6.3(d), and only after the Escrow Amount has been depleted or recourse to the Escrow Amount is no longer available to the Purchaser Indemnitees, then recourse by the Purchaser Indemnitees for claims for indemnification in connection with an item described in Section 6.3(b)(iii) other than the Intellectual Property Rep (for which Purchaser’s remedy for any inaccuracy or breach is set forth in Section 6.3(c)(i)), shall be made next, directly from the Stockholders, individually and limited to their Pro Rata Portion, based on any rights the Purchaser Indemnitees may have to indemnification under this Agreement, but only up to such Stockholder’s Pro Rata Portion of the Total Purchase Price.

(iii) Exceptions to the Residual Liability Cap. Notwithstanding Sections 6.3(c)(i) or 6.3(c)(ii), the limitations set forth in Section 6.3(c)(i) and/or Section 6.3(c)(ii) shall not apply (1) in the case of claims for indemnification under Section 6.2(b)(iii) (which liability shall be several, and not joint) or Section 6.2(a)(ii); (2) in the case of fraud by a Stockholder (which liability shall be several, and not joint); or (3) to any breach by such Stockholder of the covenants set forth in Article 5, Article 6 and Article 8 (which liability shall be several, and not joint). For avoidance of doubt, however, the exception in clause (3) of the immediately preceding sentence shall not apply in respect of indemnification claims that are based on an inaccuracy in a representation (or breach of a representation or warranty), but, instead, shall apply only with respect to breach of post-closing covenants that relate to actions, omissions, facts or circumstances occurring after the Closing.

(d) Residual Liability Cap. Notwithstanding any other provision of this Agreement and subject to the survival periods for representations and warranties set forth herein and subject to the indemnification caps set forth in Sections 6.3(b)(ii), 6.3(c)(i) and 6.3(c)(ii): (i) each Stockholder’s monetary liability for any claim for indemnification by any Purchaser Indemnitee under Section 6.2(a) shall be limited to such Stockholder’s Pro Rata Portion of such claim; and (ii) no Stockholder’s monetary liability for any inaccuracy in any representation, breach of representations and warranties or any other breach under this Agreement shall exceed that Stockholder’s Pro Rata Portion of the Total Purchase Price actually paid to such Stockholder; provided, however, that the foregoing limitations of this Section 6.3(d)(ii) shall not apply (1) in the case of such Stockholder’s fraud (which liability shall be several, and not joint); (2) to any indemnification claim for fraud under Section 6.2(b)(iii) (which liability shall be several, and not joint) or Section 6.2(a)(ii); or (3) to any breach by such Stockholder of any covenant set forth in Article 5, Article 6 and Article 8 (which liability shall be several, and not joint). For avoidance of doubt, however, the exception in clause (3) of the immediately preceding sentence shall not apply in respect of indemnification claims that are based on an inaccuracy in a representation (or breach of a representation or warranty), but, instead, shall apply only with respect to breach of post-closing covenants that relate to actions, omissions, facts or circumstances occurring after the Closing.

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6.4 Escrow. The Purchaser Indemnitees right to indemnification from a Stockholder pursuant to this Article 6 shall be satisfied out of such Stockholder’s Pro Rata Portion of the Escrow Amount before the Purchaser Indemnitees may seek, if permitted to do so under this Agreement, indemnification directly from such Stockholder. Six months after the Closing Date (the “Initial Release Date”), the Escrow Agent shall release to each Stockholder his or her Pro Rata Portion of an aggregate amount (the “Initial Release Amount”) equal to $650,000 less (i) all amounts utilized to pay any Purchaser Indemnitee for any indemnification claims on or prior to such date, and (ii) an amount equal to the amount of claims for indemnification under this Article 6 asserted prior to Initial Release Date but not yet resolved; provided that in no event shall the Initial Release Amount be less than $0. On the first anniversary of the Closing Date, the Escrow Agent shall release to each Stockholder his or her Pro Rata Portion of the remaining portion of the Escrow Amount (to the extent not utilized to pay any Purchaser Indemnitee for any indemnification claim), except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article 6 asserted prior to such first anniversary but not yet resolved (“Unresolved Claims”). The Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay any Purchaser Indemnitees for any such claims resolved in favor of any such Purchaser Indemnitees) upon their resolution in accordance with this Article 6 and the terms of the Escrow Agreement.

6.5 No Contribution. Each Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement. This Section 6.5 shall not preclude a Stockholder from exercising or asserting any right of contribution, right of indemnity or other right or remedy against the Company, as permitted or required under the Company’s Articles of Incorporation, Bylaws, or the Commonwealth of Pennsylvania’s Business Corporation Law.

6.6 Interest. The Purchaser or any Stockholder who is required to hold harmless, indemnify, compensate or reimburse any Stockholder Indemnitee or Purchaser Indemnitee pursuant to this Article 6 with respect to any Damages shall also be liable to such Stockholder Indemnitee or Purchaser Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Damages are not paid when due and ending on the date on which the liability of the Purchaser or such Stockholder to such Stockholder Indemnitee or Purchaser Indemnitee is fully satisfied by the Purchaser or such Stockholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.A. from time to time as its prime, base or reference rate.

6.7 Certain Procedures.

(a) Notice of Claim. The party seeking indemnification under this Article 6 (the “Indemnified Party”) agrees to give prompt notice (the “Notice of Claim”) to the indemnifying party (the “Indemnifying Party”) of the assertion of any claim, or the

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commencement of any suit, action or proceeding by a third party in respect of which indemnity may be sought under this Article 6; provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party demonstrates that the defense of any third party suit, action or proceeding has been materially prejudiced by the Indemnified Party’s delay or failure to give such notice.

(b) Response Notice. In the event that an Indemnified Party seeks indemnification for Damages pursuant to this Article 6, the procedures in this Section shall apply. Within 30 days after delivery of a Notice of Claim, the Indemnifying Party shall provide to the Indemnified Party a written response (the “Response Notice”) in which the Indemnifying Party must either: (i) agree that some or all of the Damages claimed should be indemnified and, in the case of any Damages claimed and not so agreed to, contest such claimed amount, or (ii) contest all of the Damages claimed. The Indemnifying Party may contest such claimed amount of Damages only based upon a good faith belief that all or such portion of such claimed amount does not constitute Damages for which the Indemnified Party is entitled to indemnification hereunder. If no such Response Notice is delivered by the Indemnifying Party within such 30-day period, the Indemnifying Party shall be deemed to have agreed that all of the claimed amount should be indemnified. Any such amount agreed to, or so deemed to be agreed to, by the Indemnifying Party pursuant to clause (i) or (ii) of this subsection (b) or otherwise pursuant to this Agreement being referred to herein as an “Agreed Amount.”

(c) Contested/Agreed Amount. If the Indemnifying Party in the Response Notice contests all or part of the claimed amount (thereupon, the “Contested Amount”), the Indemnifying Party and the Indemnified Party shall attempt promptly and in good faith to agree upon the rights of the parties with respect to the Contested Amount. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if such agreement provides that all or a portion of the contested Amount is to be paid to the Indemnified Party (all or such portion of such Contested Amount to be so paid to the Indemnified Party being also referred to herein as an “Agreed Amount”), the Indemnifying Party shall make such payments in accordance with the terms of this Agreement. If no such agreement can be reached after good faith negotiation within 30 days of the delivery of the Indemnifying Party Response Notice (or such longer period as the Indemnified Party and Indemnifying Party may mutually agree), the matter shall be settled in accordance with the dispute resolution provisions of Section 8.12 of this Agreement.

(d) Authority of the Stockholders’ Agent. Notwithstanding anything to the contrary contained herein, for purposes of indemnification claims made by the Purchaser Indemnitees against all (or any or more) of the Stockholders pursuant to Section 6.2(a), the Stockholders’ Agent shall receive all notices, take all actions and otherwise perform the dispute resolution actions of the “Indemnifying Party,” as the agent and attorney-in-fact of the Stockholders as contemplated by Section 8.16, provided that Purchaser shall provide a Notice of Claim to both the Stockholders’ Agent with a copy to the Stockholders not acting as the Stockholders’ Agent (which shall not be required to constitute notice). The parties further acknowledge and agree that except with respect to Notices of Claims which shall be sent to each Stockholder, in no event shall the Purchaser or any other Purchaser Indemnitee be obligated to send separate notices to, or otherwise take direction from, any individual Stockholder (other than

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the Stockholders’ Agent), in connection with any claim made by any of such Purchaser Indemnitees under said Article 6, provided that, for purposes of indemnification claims made by the Purchaser Indemnitees against the Stockholders pursuant to Section 6.2(b), the “Indemnifying Party” shall be the Stockholder against whom the claim for indemnification is made, and notice of an indemnification claim shall be sent to such Stockholder or Stockholders, as the case may be.

6.8 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against the Purchaser or against any other Person) (a “Third Party Claim”) with respect to which any of the Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Purchaser Indemnitee pursuant to this Article 6, and if an Indemnifying Party properly and timely delivers a Response Notice, agreeing to be liable for the portion of the Damages of the Indemnified Party that are attributable to the Pre-Closing Period in connection with such Third Party Claim and intends to defend against such claim at the Indemnifying Party’s own cost and expense, then the Indemnifying Party shall have the right, at its election and expense, to control the defense of such claim or Legal Proceeding on its own, provided however, that the Stockholders or the Purchaser as an Indemnified Party shall at all times have the right to participate in such defense at its own expense directly or through counsel. If the Indemnifying Party elects not to defend such claims, or if a Response Notice is not given in a timely manner as set forth above by the Indemnifying Party, the Indemnified Party may undertake the defense of any claim, liability or expense that is the subject of a Notice of Claim, provided however, that the Stockholders or the Purchaser as an Indemnifying Party shall at all times have the right to participate in such defense at its own expense directly or through counsel. Further, and notwithstanding anything to the contrary contained herein, in the event that the Purchaser determines in its reasonable judgment that, assuming a Third Party Claim was resolved in a manner adverse to the Purchaser, either (i) such Third Party Claim could materially adversely affect its rights to conduct the Business after the Closing Date or (ii) such Third Party Claim could result in Damages in an amount in excess of 200% the Escrow Amount, then the Purchaser may, by written notice to the Stockholders’ Agent, assume the exclusive right to control, defend, compromise, or settle such claim and the reasonable fees and expenses of counsel shall be considered Damages for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto, shall furnish the other party with all documents and information that such other party shall reasonably request and shall consult with such other party prior to acting on major matters. If the Indemnified Party so proceeds with the defense of any such claim or Legal Proceeding:

(a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnifying Party;

(b) the Indemnified Party shall make available to the Indemnifying Party any documents and materials in his or its possession or control that may be necessary to the defense of such claim or Legal Proceeding;

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(c) the Indemnified Party shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Indemnifying Party; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed.

The Purchaser or the Stockholders’ Agent, as the case may be, shall give the Indemnifying Party prompt notice of the commencement of any such Legal Proceeding against Purchaser, Stockholders or the Company, as the case may be; provided, however, that any failure on the part of Purchaser or the Stockholders’ Agent to so notify the Indemnifying Party, as the case may be, shall not limit any of the obligations of the Purchaser or Stockholders under this Article 6 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

6.9 Character of Indemnity Payments. All amounts paid pursuant to this Article 6 shall be treated by such parties as adjustments to the Total Purchase Price.

6.10 Disclaimer of Certain Damages. No Person shall be liable to any other Person under this Agreement for any special, exemplary or punitive damages, or damages determined as a multiple of income or revenue, relating to the breach or alleged breach of any representation, warranty, covenant or agreement contained herein in the Transaction Documents.

ARTICLE 7

TAX MATTERS

7.1 Apportionment of Taxes. In order to apportion appropriately any Taxes relating to a period that includes the Closing Date, the parties hereto will, to the extent permitted by applicable Legal Requirement, elect with the relevant Taxing Authority to treat the Closing Date as the last day of a taxable period of the Company (the “Stub Period”), and such Stub Period shall be a Pre-Closing Tax Period.

7.2 Cooperation on Tax Matters. The Stockholders shall cooperate fully as and to the extent reasonably requested by the Purchaser in connection with the filing of Tax Returns pursuant to this Article 7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request of any of the above-named parties and at the requesting party’s expense) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser agrees to cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and to give the Stockholders’ Agent reasonable written notice prior to transferring, destroying or discarding such books and records, and, if the Stockholders’ Agent so requests, the Company or the Purchaser, as the case may be, shall allow the Stockholders’ Agent to take possession of such books and records at such time.

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7.3 Pre-Closing Period Tax Returns. The Purchaser shall prepare or cause to be prepared all Pre-Closing Period Tax Returns of the Company which are filed after the Closing Date, which Tax Returns shall be prepared in accordance with past practices and customs (unless the Purchaser reasonably determines that a different treatment of any item is required by any applicable Legal Requirement). The Purchaser shall permit the Stockholders’ Agent to review and comment on each such Pre-Closing Period Tax Return and shall make such revisions requested by the Stockholders’ Agent unless the Purchaser determines, in each case in its sole and absolute discretion, that (A) such revisions are inconsistent with applicable Legal Requirements or (B) that such revisions would have will have an adverse financial effect on the Company or the Purchaser (including in that determination the time and effort of internal and external resources required to make such revisions) or (C) such revisions are otherwise unreasonable. If Purchaser does not make such revision, the Stockholder shall not be precluded from contesting such amount, or portion thereof, in a Response Notice.

7.4 Straddle Period Tax Returns. The Purchaser shall prepare or cause to be prepared all Straddle Period Tax Returns of the Company, which Tax Returns shall be prepared in accordance with past practices and customs (unless the Purchaser reasonably determines that a different treatment of any item is required by any applicable Legal Requirement). The Purchaser shall permit the Stockholders’ Agent to review and comment on each such Straddle Period Tax Return and shall make such revisions requested by the Stockholders’ Agent unless the Purchaser determines, in each case in its sole and absolute discretion, that (A) such revisions are inconsistent with applicable Legal Requirements or (B) that such revisions would have will have an adverse financial effect on the Company or the Purchaser (including in that determination the time and effort of internal and external resources required to make such revisions) or (C) such revisions are otherwise unreasonable.

7.5 Tax Controversies. Unless the Purchaser has previously received written notice from the Stockholders’ Agent of the existence of any Tax Matter (as defined below), the Purchaser shall promptly notify the Stockholders’ Agent of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Period or a Straddle Period for which the Stockholders may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, however, that no failure to give such notice shall relieve the Stockholders of any liability hereunder except to the extent, if any, that the rights of the Stockholders with respect to such claim are materially actually prejudiced thereby. The Purchaser shall have the authority to represent the interests of the Company and shall have control of the defense, compromise or other resolution of any Tax Matter; provided, however, that the Stockholders’ Agent shall be entitled to participate in such Tax Matter at his own expense and the Purchaser shall obtain the consent of the Stockholders’ Agent prior to settling such Tax Matter, which consent shall not be unreasonably withheld, conditioned or delayed. The Purchaser shall keep the Stockholders’ Agent reasonably informed, to the extent practicable, with respect to the commencement, status and nature of such Tax Matter. Any Tax refunds that are received by the Purchaser of the Company, and any amounts credited against Tax to which the Purchaser or Company become entitled, that relate to the Pre-Closing Period and are in excess of $100,000, shall be for the account of the Stockholders, and the Purchaser shall pay over to the Stockholders any such refund or the amount of any such credit actually received, but in no event shall Purchaser have an obligation to collect or pursue any such Tax refund.

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7.6 Amendments to Tax Returns. If the Purchaser or the Company amend, refile, or otherwise modify any Tax Return for a Pre-Closing Period or Straddle Period, or waive any limitation period with respect to such Tax Returns, then the Stockholders shall not be liable to the Purchaser for indemnification under this Agreement as a result thereof unless the Purchaser: (a) first provides the Stockholders’ Agent reasonable advance notice of any such action (but in any event not less than thirty (30) days advance notice of such action) and (b) makes reasonably available the Company’s books and records used in determining such amendment or modification and provides the Stockholders’ Agent a reasonable opportunity (within not less than thirty (30) days) to comment on any such action. The Stockholders’ Agent shall provide comments, if any, to the Purchaser within such thirty (30) days and the Company shall make such revisions requested by the Stockholders’ Agent unless the Purchaser determines, in each case in its sole and absolute discretion, that (A) such revisions are inconsistent with applicable Legal Requirements or (B) that such revisions would have will have an adverse financial effect on the Company or the Purchaser (including in that determination the time and effort of internal and external resources required to make such revisions) or (C) such revisions are otherwise unreasonable. Notwithstanding anything to the contrary contained herein, the Purchaser shall be entitled to amend, refile or otherwise modify any Tax Return or waive any limitation period with respect to such Tax Return, in its sole and absolute discretion.

7.7 Tax Sharing Agreement. The Company and the Stockholders shall cause to be terminated not later than the Closing any and all Tax sharing, Tax indemnity or Tax allocation agreements to which any of the Stockholders, the Company and/or any Affiliate thereof (if any) is a party that were in effect at any time on or prior to the Closing. No further amounts shall be payable by the Purchaser or any Affiliate thereof under such agreements following the Closing, and the Purchaser, the Company or Affiliate thereof shall have no further obligations thereunder following the Closing.

ARTICLE 8

MISCELLANEOUS

8.1 Publicity. At all times after the Closing Date, without the prior written consent of the Purchaser (which shall not be unreasonably withheld, conditioned or delayed), the Stockholders shall not make any public announcement regarding the transactions contemplated by this Agreement, nor shall they in any manner disseminate any information regarding the Purchaser or the transactions contemplated by this Agreement. At all times after the Closing Date, without the prior written consent of the Stockholders’ Agent (which shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not make any public announcement regarding the transactions contemplated by this Agreement, nor shall the Purchaser in any manner disseminate any information regarding the Purchaser or the transactions contemplated by this Agreement. Except with the prior written consent of the other parties hereto and except as provided in the following sentence, neither the Purchaser nor any Stockholder shall directly or indirectly, in any capacity communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, the amounts paid or payable to the Stockholders under this Agreement or any Transaction Document. Notwithstanding the preceding sentence: (a) a party may disclose the amounts paid or payable to the Stockholders under this Agreement or any Transaction Document to its professional advisors and their agents,

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its directors or its stockholders, potential financing sources and their agents, potential acquirers and their agents, third parties and their agents with a business need to know such information and to such party’s employees who have a business need to know such information so long as any person to whom such disclosure is made is subject to a duty to maintain the confidentiality of such information; and (b) the preceding sentence shall not apply to disclosures (permitted under the Mutual Nondisclosure Agreement dated January 7, 2009 between the Company and Purchaser) of the amounts paid or payable to the Stockholders under this Agreement or any Transaction Document made by a party prior to the Closing.

8.2 Assignment. This Agreement shall not be assigned by any party hereto whether by operation of law or otherwise, except the Purchaser may assign this Agreement (and its rights and obligations hereunder) to any direct or indirect wholly owned subsidiary of the Purchaser, in which event the obligations of the Purchaser under this Agreement shall remain in full force and effect as regards such assignee, which shall be deemed to be standing in the place and stead of the Purchaser.

8.3 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

8.4 No Third Party Beneficiaries. No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than the Stockholders, the Purchaser and the Company any rights, remedies or other benefits under or by reason of this Agreement.

8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) or sent via email (with acknowledgement of receipt) to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by email will not be deemed given until received:

if to the Purchaser:

Reval.com, Inc.

100 Broadway, 22nd Floor

New York, NY 10005

Fax: (212) 901 9797

Attn: Dino Ewing

with a copy to:

Cooley Godward Kronish LLP

The Prudential Tower

800 Boylston Street

Boston, MA 02199

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Attn: Alfred L. Browne, Esq.

Fax: (617) 830-8316

Email: abrowne@cooley.com

if to the Stockholders’ Agent:

Gary J. Goldberg

[ * ]

Email: [ * ]

with a copy to:

Schnader Harrison Segal & Lewis LLP

1600 Market Street, Suite 3600

Philadelphia, Pennsylvania 19103

Attn: Ronald E. Karam, Esq.

Email: rkaram@schnader.com

if to the Stockholders:

Gary J. Goldberg

[ * ]

Email: [ * ]

Robert L. Richardson

[ * ]

Email: [ * ]

Jo A. Stevens

[ * ]

Email: [ * ]

with a copy of notice to any Stockholder to:

Schnader Harrison Segal & Lewis LLP

1600 Market Street, Suite 3600

Philadelphia, Pennsylvania 19103

Attn: Ronald E. Karam, Esq.

Email: rkaram@schnader.com

8.6 Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

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8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts or choice of law principles.

8.8 Headings. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

8.9 Entire Agreement. This Agreement, including the Disclosure Schedule and all exhibits which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous representations, warranties, understandings or agreements, written or oral, regarding such subject matter, including, without limitation, the Proposal for the Acquisition of FXpress Corporation between the parties hereto dated May 12, 2009.

8.10 Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

8.11 Reformation. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

8.12 Dispute Resolution; Arbitration.

(a) Matters in dispute under or relating to this Agreement shall, unless settled pursuant to Section 8.12(b), be finally resolved by mandatory binding arbitration. The parties to any dispute resolved pursuant to this Section 8.12 shall be (i) the Purchaser, on the one hand, and (ii) and the Stockholders’ Agent, on behalf of all the Stockholders, on the other, except where a Stockholder is severally liable, then that Stockholder on the other hand as well.

(b) The parties wish to encourage an informal mechanism for resolving disputes. If the parties are unable to agree upon a resolution of a dispute within 15 days of such dispute arising, either party to such dispute may notify the other party of an intention to further discuss such disputed matter. Within 15 days of receiving such notification, the parties to such dispute shall each appoint a representative knowledgeable on the topic at issue. If the representatives of the parties are unable to resolve the matter within 45 days of their appointment, then such of the parties to the dispute as are corporations shall each appoint a senior officer. If the senior officers of the parties are unable to resolve the matter at issue within a further 45 day period following their appointment, then either party to the dispute may refer the matter at issue to binding arbitration as provided elsewhere in this Section 8.12.

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(c) Any unresolved controversy or claim arising out of or relating to this Agreement (or the facts and circumstances relating hereto) shall be submitted to binding arbitration by one arbitrator who is an attorney and mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator who is an attorney having reasonable experience in the software industry and in mergers and acquisitions transactions and who is chosen by the AAA (the “Arbitrator”). The arbitration shall take place in New York, New York, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Eastern District of New York or any court of the State of New York having subject matter jurisdiction.

(d) The Arbitrator shall proceed immediately to hear and determine the question in dispute. The Arbitrator shall determine the procedure to be followed in the arbitration. The Arbitrator shall communicate the decision, which shall be written and include findings of fact, not later than thirty (30) days after the close of argument in the arbitration, subject to any reasonable delay due to unforeseen circumstances.

(e) Unless otherwise agreed by the parties, the costs incurred in connection with the arbitration and all other costs of the arbitration may, in the discretion of the Arbitrator, be awarded to the prevailing or most prevailing party as determined by the Arbitrator.

(f) Nothing herein contained shall prevent either party from seeking an injunction and any relief ancillary thereto from a court of competent jurisdiction.

8.13 Third Party Expenses. Whether or not the Agreement is consummated, all fees and expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. In the case of the Company and the Stockholders, all Company Transaction Expenses that are unpaid after the Closing shall be deducted from the Total Purchase Price.

8.14 Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.

8.15 Amendment. This Agreement, or any term herein, may not be waived, modified or amended except by an instrument in writing signed by the Purchaser and all of the Stockholders.

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8.16 Appointment of Stockholders’ Agent.

(a) Subject to the last sentence of Section 8.16(a), each of the Stockholders hereby irrevocably appoints Gary Goldberg (the “Stockholders’ Agent”), as his, her or its attorney-in-fact for purposes of sending and receiving notices (other than copies of notices which this Agreement specifies shall be made to the Stockholders’ Agent and the Stockholders), resolving disputes hereunder, and taking all other actions, subsequent to the Closing Date, which are necessary or advisable to carry out the purposes of this Agreement, including, without limiting the generality of the foregoing, the right (i) to take all action necessary in connection with the indemnification obligations of the Stockholders under Article 6, including the representation of the Stockholders in indemnification proceedings hereunder and the defense or settlement of any claims and the making of payments with respect thereto, (ii) to pay any expenses relating to the transactions contemplated by this Agreement, (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the Stockholders’ Agent pursuant to this Agreement. Each of the Stockholders acknowledges that this Section 8.16 is intended to have the broadest possible scope for the purpose of promoting the efficient negotiation and handling of all matters which arise under or in connection with this Agreement. Notwithstanding any other provision of this Agreement, the Stockholders’ Agent is not appointed as the attorney-in-fact for, and shall not have any authority to (a) take any action on behalf of, any Stockholder with respect to a Stockholder’s indemnification obligations under Section 6.2(b) of this Agreement; or (b) amend this Agreement on behalf of any Stockholder. A majority of the Stockholders may replace the Stockholders’ Agent by written notice to the Purchaser, and such replacement shall be deemed a “Stockholders’ Agent” as defined herein.

(b) The Purchaser shall be entitled to rely upon, and each of the Stockholders shall be bound by, any and all actions, notices or communications taken or made by the Stockholders’ Agent, pursuant to the power of attorney granted herein, which is coupled with an interest and therefore irrevocable (except as provided in the last sentence of Section 8.16(a).

(c) All decisions and actions by the Stockholders’ Agent pursuant to the authority granted herein, including without limitation any agreement between the Stockholders’ Agent and the Purchaser, the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. The Stockholders’ Agent shall incur no liability to the Stockholders with respect to any action taken or suffered by the Stockholders’ Agent in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for any other action or inaction with respect to the Stockholders under this Agreement, including the defense or settlement of any claims and the making of payments with respect thereto under Article 6 hereof, except to the extent resulting from the Stockholders’ Agent’s own willful misconduct or gross negligence. The Stockholders’ Agent may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholders’ Agent shall not be liable to the Stockholders.

8.17 Purchaser acknowledges that each current trustee of any Employee Plan shall resign effective on the Closing and Purchaser covenants that it will appoint successor trustees for each Employee Plan.

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8.18 Except as set forth in Section 2.27 and notwithstanding any other provision of this Agreement, the Stockholders and the Company hereby explicitly disclaim any representation or warranty with respect to the Company’s infrastructure or equipment including without limitation, any representation or warranty that (a) the Software (except Company Products), computer hardware and equipment used to fulfill the Company’s obligations under any Contract or otherwise to perform its obligations to customers in connection with the operation of the Business (for purposes of this Section 8.18, collectively, the “Company Infrastructure and Equipment”)is adequate to satisfy the operational needs of the Business as conducted or as proposed to be conducted in any Contract; and (b) any capital expenditures are or are not required for the to satisfy any requirements set forth in this Agreement. The Purchaser and Stockholders acknowledge and agree that the disclaimer set forth in this Section 8.18 is in consideration for the Stockholders’ agreement to reduce the Unadjusted Enterprise Value to $13,000,000.

8.19 Within thirty (30) days after the Closing Date, Purchaser, Stockholder’s Agent and a third party escrow agent shall enter into an escrow agreement in form and substance reasonably acceptable to the Purchaser and the Stockholder’s Agent for the escrow of the due diligence and other materials provided or made available to Purchaser by the Company or the Stockholders prior to the Closing.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as an instrument under seal as of the day and year first above written.

REVAL.COM, INC.

By:	/s/ Jiro Okochi

Name:	Jiro Okochi

Title:	President and Chief Executive Officer

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[Stock Purchase Agreement signature pages of the Company and Stockholders]

FXpress Corporation

By:	/s/ Robert L. Richardson

Name:	Robert L. Richardson
Title:	President

STOCKHOLDERS:

By:	/s/ Robert L. Richardson
Name:	Robert L. Richardson

By:	/s/ Gary J. Goldberg
Name:	Gary J. Goldberg

By:	/s/ Jo A. Stevens
Name:	Jo A. Stevens

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Exhibits, Schedules, Annexes and Attachments

Exhibits
Exhibit 1.2(a) – Interim Financial Statements
Exhibit 2.7(a) – Financial Statements
Exhibit 2.13(a)(iii) – Material Customer Contracts
Exhibit 2.13(b) – Maintenance Contract Details
Exhibit 2.13(b)(vii)
Exhibit 2.13(b)(viii)
Exhibit 2.14(a)(iii) – Intellectual Property
Exhibit 2.19(a) – Employees
Exhibit 2.26(a) – Data Security and Privacy
Exhibit B – Certain Definitions
Exhibit D – Employment Agreement
Exhibit E – Consulting Agreement
Exhibit F – Escrow Agreement
Exhibit G – Legal Opinion

Schedules
Schedule 1.1 – Shareholder Name – Ownership
Schedule 1.2(a) – Accounting Convention
Schedule 2.1 – Company Addresses, Offices, Property or Assets
Schedule 2.5(b) – Required Consents
Schedule 2.6 – Non-Contravention
Schedule 2.7(a) – Financial Statements
Schedule 2.7(c) – Accounts Receivable
Schedule 2.8 – Undisclosed Liabilities
Schedule 2.9 – Absence of Certain Changes
Schedule 2.10(a) – Title to Assets – Exceptions
Schedule 2.10(b) – Real Property – Leased /Subleased
Schedule 2.10(c) – Personal Property – Leased /Subleased
Schedule 2.11 – Taxes
Schedule 2.11(h) – Unpaid Taxes
Schedule 2.11(i) – List of Tax Returns Filed by Company
Schedule 2.12 – Litigation
Schedule 2.13(a) – Material Contracts
Schedule 2.13(a)(iii) – Maintenance Contracts
Schedule 2.13(b) – Maintenance Contract Details
Schedule 2.13(c) – Defaults
Schedule 2.14(a) – Intellectual Property List
Schedule 2.14(b) – Ownership / Licenses Granted by Company
Schedule 2.14(c) – License Violations; Obligation to Give Consideration
Schedule 2.14(d) – Proceedings
Schedule 2.14(e) – Third Parties Rights to Owned Intellectual Property
Schedule 2.14(f) – Rights
Schedule 2.14(g) – Exceptions to Measures to Protect Owned Intellectual Property
Schedule 2.14(i) – Source Code – Software
Schedule 2.14(j) – Publicly Available Software
Schedule 2.15(a) – Company Products
Schedule 2.15(b) – Exceptions to Company Products
Schedule 2.16 – Insurance Policies
Schedule 2.17 – Exceptions to Compliance with Laws
Schedule 2.18 – Employee Benefit Plans
Schedule 2.18(g) – Consummation of Transaction – Effect on Employee Plans
Schedule 2.19(a) – Employees
Schedule 2.19(b) – Sales Representatives and Independent Contractors
Schedule 2.19(c) – Exceptions to Employment at Will

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Schedule 2.19(i) – Employee Initiated Terminations <$50,000
Schedule 2.21 – Active Channel Partners and Former Channel Partners
Schedule 2.22 – Exceptions to Completeness of Minutes Books
Schedule 2.23 – Government Programs
Schedule 2.24 – Transactions with Affiliates; Intercompany Arrangements
Schedule 2.26(a) – Data Security and Privacy
Schedule 2.27 – Sufficiency of Infrastructures
Schedule 2.28 – Finders’ Fee / Brokers
Schedule 3.3 – Other Shareholders Government Consents
Schedule 3.4 – Other Shareholder Brokers
Schedule 4.3 – Purchaser Required Consents
Schedule 4.6 – Brokers
Schedule 6.2(a)(v) – Special Indemnitees

Annexes
Annex 1 – Sample Calculation of Net Working Capital

Attachments
Attachment 1.2(a)
Attachment 2.8

*	The Company has omitted certain schedules in accordance with Item 601(b)(2) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT B

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit B):

“Affiliate” when used with respect to any specified Person, shall mean any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Business” shall mean the business of the Company as conducted and proposed to be conducted on the date hereof, including without limitation the business of developing, marketing, distributing, maintaining and supporting treasury and derivative financial management software applications.

“Channel Partners” shall mean any third party authorized by the Company or its Affiliates to resell or otherwise distribute any of the Company Products, including without limitation any and all distributors, resellers, value-added resellers, system integrators, and OEMs of any Company Product.

“Claim Notice” shall mean a written notice alleging the existence of an a breach of any representation or warranty in this Agreement (and setting forth in reasonable detail the basis for such belief that such a breach may exist) and asserting a claim for recovery under Section 6.2 based on such alleged breach.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Company’s common stock, par value $1 per share.

“Company Intellectual Property” shall mean all Intellectual Property owned or held under license by the Company that is used or held for use in connection with, or related to or necessary for, the operations of the Business, wherever located, including all Intellectual Property in the Company Products and all tangible embodiments thereof.

“Contract” shall mean any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Controlling Stockholder” shall mean each of Robert L. Richardson and Gary J. Goldberg.

“Damages” shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided, however, that the specific items disclaimed in Section 6.10 shall be excluded from the definition of Damages hereunder.

“Escrow Agent” shall mean Wells Fargo Bank, National Association in its capacity as Escrow Agent pursuant to the Escrow Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Body.

“Intellectual Property” shall mean all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, “Patents”); (iii) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iv) writings, Software and other works of authorship (“Copyrights”); (v) trade secrets, non-public and confidential business, technical and know-how information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (vi) registered domain names and uniform resource locators (“Domain Names”); (vii) moral rights; and (viii) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing clauses (i) through (vii) with or by any Governmental Body in any jurisdiction.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing,

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” shall mean any lien (statutory or otherwise), mortgage, pledge, charge, option, hypothecation, collateral assignment, encumbrance, security interest or similar claim in equity of any kind or nature whatsoever, other than Permitted Liens.

“Material Adverse Effect (or Change)” shall mean any circumstance, development, effect, event, condition or occurrence which (a) has been, or reasonably could be expected to be, material and adverse with respect to the business, condition (financial or otherwise), assets, properties, Liabilities, rights, obligations, operations or prospects of the Company or the Business, or (b) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Permitted Liens” shall mean (a) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business of the Company that (i) were not incurred in connection with any Indebtedness and (ii) do not, individually or in the aggregate, materially adversely affect the value or use of the asset subject to such Lien for its current and anticipated purposes; (b) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (c) immaterial imperfections of title that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby; and (d) the equipment leases specifically listed on Section 2.10(c) of the Disclosure Schedule.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Pre-Closing Periods” shall mean all taxable periods of the Company ending on or before the Closing Date.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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“Pre-Closing Taxes” shall mean all Taxes of the Company for all Pre-Closing Periods, and, with respect to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), all Taxes that relate to the portion of such Straddle Period ending on the Closing Date. The amount of any Straddle Period Tax that relates to the portion of such Straddle Period ending on the Closing Date shall, in the case of any Taxes, be deemed equal to the amount which would be payable if (x) the Straddle Period ended on and included the Closing Date and (y) any transactions outside the ordinary course of business occurring on the Closing Date after the transfer of the Shares were treated as being allocable to the portion of the Straddle Period beginning after the Closing Date.

“Purchaser Indemnitees” shall mean the following Persons: (a) Purchaser; (b) the Company; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Stockholders shall not be deemed to be “Purchaser Indemnitees.”

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, representatives and heirs.

“Software” shall mean data files, source code, object code, application programming interfaces, databases and related specifications and documentation.

“Specified Company Product” shall mean the Company Products identified with an asterisk on Section 2.15(a) of the Disclosure Schedule.

“Specified Representations” shall mean: (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.11, and 2.14 of this Agreement; and (b) the representations and warranties set forth in Sections 3.1 and 3.2 of this Agreement.

“Subsidiary” of any Person shall mean any other Person of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Tax” shall mean (a) all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon and additions thereto imposed by any Governmental Body), including without limitation all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, in each case whether disputed or not; (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated,

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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consolidated, combined or unitary group; and (c) any Liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Taxing Authority” shall mean any Governmental Body responsible for the administration or imposition of any Tax.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Documents” shall mean all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the transactions contemplated by this Agreement.

“User Data” shall mean any Personal Data or other data or information collected by or on behalf of Company from users of the Company Products.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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In addition to the foregoing defined terms, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	1.2(d)(ii)
Agreed Amount	6.7(b)
Arbitrator	8.12(c)
Closing	1.3
Closing Date	1.3
Closing Net Working Capital	1.2(a)
Closing Statement	1.2(d)(i)
Company Database	2.26(a)
Company Infrastructure and Equipment	2.27
Company Product	2.15(a)
Company Transaction Expenses	1.2(a)
Contested Amount	6.7(d)
Controls	2.7(b)
Debt Amount	1.2(a)
Deductible	6.4
Disclosure Schedule	1.4(b)(iii)
Dispute Notice	1.2(d)(ii)
Employee Plans	2.18
Environmental Laws	2.25
Environmental Liabilities	2.25
Escrow Amount	1.2(c)
Escrow Period	1.2(c)
Estimated Adjustment Amounts	1.2(d)(i)
Estimated Closing Net Working Capital	1.2(d)(i)
Estimated Closing Net Working Capital Adjustment	1.2(d)(i)
Estimated Company Transaction Expenses	1.2(d)(i)
Estimated Debt Amount	1.2(d)(i)
Estimated Purchase Price	1.2(d)(i)
Final Adjustment Amount	1.2(d)(iv)
Final Closing Statement	1.2(d)(ii)
Final Company Transaction Expenses	1.2(d)(ii)
Final Debt Amount	1.2(d)(ii)
Final Net Working Capital	1.2(d)(ii)
Financial Statements	2.7(a)
Hazardous Materials	2.25
Indebtedness	1.2(a)
Indemnified Party	6.7
Indemnifying Party	6.7
Initial Release Amount	6.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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Term	Section
Initial Release Date	6.4
Insurance Policies	2.16
Interested Person	2.24
Interim Financial Statements	2.7(a)
Most Recent Balance Sheet	2.7(a)
Net Working Capital	1.2(a)
Net Working Capital Threshold – High	1.2(a)
Net Working Capital Threshold – Low	1.2(a)
Notice of Claim	6.7
Owned Intellectual Property	2.14(b)
Permits	2.17
Post-Closing Statement	1.2(d)(ii)
Pro Rata Portion	1.2(c)
Publicly Available Software	2.14(j)
Purchaser Required Consents	4.3
Real Property	2.10(b)
Required Consents	2.5(b)
Response Notice	6.7(b)
Restricted Business	5.1
Reval Group	5.1(b)
Stock Power	1.4(a)(i)
Stub Period	7.1
Tax Matter	7.5
Total Purchase Price	1.2(b)
Transaction Expenses	1.2(a)
Unadjusted Enterprise Value	1.2(b)
Unresolved Claims	6.4
Year-End Financial Statements	2.7(a)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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